As filed with the Securities and Exchange Commission on July 26, 2006
  Registration No. 333-129682

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549
____________________________
Amendment No. 2
to
FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
____________________________
Greens Worldwide Incorporated
(Name of small business issuer in its charter)

Arizona	5182	86-071810 4
(State or other Jurisdiction of Incorporation or Organization )	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

346 Woodland Church Road,
Hertford, NC 27944
(252) 264-2064
(Address and telephone number of principal executive offices and principal place of business)

R. Thomas Kidd,
President & Chief Executive Officer
Greens Worldwide Incorporated
346 Woodland Church Road,
Hertford, NC 27944
(252) 264-2064
  (Name, address and telephone number of agent for service)

Copies to:
Gregory Sichenzia, Esq.
Marcelle S. Balcombe, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas, 21st Flr.
New York, New York 10018
(212) 930-9700
(212) 930-9725 (fax)

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐    ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐    ________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐    ________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐    ________

i

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, no par value issuable upon conversion of the secured convertible notes	26,105,263	(2)	$.75(3)	$19,578,947.25	$2,304.44
Common stock, no par value issuable upon exercise of warrants	6,000,000	(4)	$.75(3)	$6,750,000	$794.48
Common stock, no par value	150,000	(5)	$1.80(6)	$285,000	$28.89
Total	32,255,263			$26,613,947.25	$3,127.81	*

(1) Includes shares of our common stock, no par value per share, which may be offered pursuant to this registration statement, which shares are issuable upon conversion of secured convertible notes and the exercise of warrants held by the selling stockholders. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of the secured convertible notes and exercise of the warrants, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416. The number of shares of common stock registered hereunder represents a good faith estimate by us of the number of shares of common stock issuable upon conversion of the secured convertible notes and upon exercise of the warrants. For purposes of estimating the number of shares of common stock to be included in this registration statement, we calculated a good faith estimate of the number of shares of our common stock that we believe will be issuable upon conversion of the secured convertible notes and upon exercise of the warrants to account for market fluctuations, and antidilution and price protection adjustments, respectively. Should the conversion ratio result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary. In addition, should a decrease in the exercise price as a result of an issuance or sale of shares below the then current market price, result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary.

(2) Includes a good faith estimate (200%) of the shares underlying secured convertible notes to account for market fluctuations .

(3) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on November 4, 2005, which was $.75 per share.

(4) Includes a good faith estimate of the shares underlying warrants exercisable at $.75 per share to account for antidilution and price protection adjustments.

(5) Represents shares issued to Southridge Capital Management LLC.

(6) ) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457( g ) under the Securities Act of 1933,   using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on January 30, 2006, which was $1.80 per share

* Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED JULY 26, 2006

GREENS WORLDWIDE INCORPORATED
32,255,263 SHARES OF
COMMON STOCK

This prospectus relates to the resale by the selling stockholders of up to 32,255,263 shares of our common stock, including up to 26,105,263 shares of common stock underlying secured convertible notes in a principal amount of $2,480,000, up to 6,000,000 shares of common stock issuable upon the exercise of common stock purchase warrants and 150,000 shares of common stock issued to Southridge Capital Management, LLC . The secured convertible notes are convertible into our common stock at the lower of $0.10 or 50% of the average of the three lowest intraday trading prices for the common stock on the Over the Counter Bulleting Board during the 20 trading days before but not including the conversion date. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders may be deemed underwriters of the shares of common stock, which they are offering. We will pay the expenses of registering these shares.

Our common stock is listed on the Over-The-Counter Bulletin Board under the symbol "GRWW.OB". The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on July 25, 2006, was $0.65.

Investing in these securities involves significant risks. See "Risk Factors" beginning on page 4 .

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 26, 2006.

The information in this Prospectus is not complete and may be changed. This Prospectus is included in the Registration Statement that was filed by Greens Worldwide Incorporated with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

 TABLE OF CONTENTS
Cautionary Note Regarding Forward-Looking Statements
Prospectus Summary	1
Risk Factors	4
Use Of Proceeds	9
Market For Common Equity And Related Stockholder Matters	12
Management’s Discussion And Analysis Of Financial Condition And Results Of Operations	14
Description Of Business	16
Description Of Properties	22
Legal Proceedings	22
Management	23
Executive Compensation	24
Certain Relationships And Related Transactions	25
Security Ownership Of Certain Beneficial Owners And Management	26
Description Of Securities	27
Commission’s Position On Indemnification For Securities Act Liabilities	27
Plan Of Distribution	28
Selling Stockholders	30
Legal Matters	35
Experts	35
Available Information	35
Index to Consolidated Financial Statements	F-1

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any prospectus supplement contain forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events.

In some cases, you can identify forward-looking statements by words such as “may,” “should,” “expect,” “plan,” “could,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “goal,” or “continue” or similar terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors,” that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.

Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.

v

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements.

Greens Worldwide Incorporated

Overview

We began operating an 18-hole putting course in July 2003 and a pro shop in September 2003. We ceased operations on October 31, 2003. In June 2005, we entered into an Agreement for the Exchange of Common Stock with US Pro Golf Tour, Inc. and its shareholders.

On January 28, 2005, American Sports & Golf Acquisitions Tour, Inc. was incorporated in the State of Delaware. On February 28, 2005, American Sports & Golf Acquisitions Tour, Inc. acquired certain assets and assumed certain liabilities of American Sports & Golf Acquisitions Tour, Inc., an S-Corporation with common control to that of US Pro Golf Tour, Inc. On April 1, 2005, the corporation changed its name to US Pro Golf Tour, Inc.

Pursuant to the terms of the Agreement for the Exchange of Common Stock with US Pro Golf Tour Inc., we issued an aggregate of 10,000,000 shares of common stock to the shareholders of US Pro Golf Tour. The transaction closed in July 2005. We recommenced operations on July 11, 2005.

We are a vertically integrated sports marketing and management company engaged in owning and operating professional golf tours, at tournaments throughout the United States, a golf school and other supporting companies.

Through our wholly owned subsidiary, US Pro Golf Tour, we operate an intermediary professional golf tour conducting events for former PGA Tour professionals preparing for the Champions Tour, non-exempt professionals on the Champions Tour, and celebrity challengers and professionals 18 years old and up preparing for the PGA Tour. We also conduct a Pro Net competition for players of all skill levels 18 years of age and older who will compete for substantial prize money with their handicaps in the Tour event atmosphere of Tour events. Our tournaments are week-long events with Junior Clinics, pro-ams, entertainment, leader boards and hospitality, with local market charities benefiting from the event. Events are televised on The Golf Channel through the Tour's show, "54 Holes to Sunday". The US Pro Golf Tour has all the amenities of the PGA Tour, including electronic leader boards, official scoreboard, real-time scoring, hospitality center, gallery and national television coverage on the Golf Channel.

Through our wholly owned subsidiary, BreakThru Media, we sell, produce and develop interactive CD ROM collateral and marketing products to sports organizations.

Through our wholly owned subsidiary Crowley and Company Advertising, Inc., we are engaged in the business of advertising, promotion, public relations, ad specialties, and wearables.

Our wholly owned subsidiary, New England Pro Tour, Inc., is engaged in the management and production of golf events in the Northeastern region of the USA.

Our wholly owned subsidiary Still Moving, Inc. is in the business of television and print production.

Our subsidiary, Law Vegas Golf Schools, operates a golf school in Las Vegas

We operated at a net loss of $1,717,705 for the period from January 28, 2005, date of inception, through December 31, 2005. For the three months ended March 31, 2006, we had a net loss of $5,955,143.

Our principal offices are located at 346 Woodland Church Road, Hertford, NC 27944, and our telephone number is (252) 264-2064. We are an Arizona corporation.

The Offering

Common stock offered by selling stockholders
Up to 32,255,263 shares, including the following :
- up to 26,105,263 shares of common stock underlying secured convertible notes in the principal amount of $2,480,00 (includes a good faith estimate of the shares underlying secured convertible notes to account for market fluctuations and antidilution protection adjustments, respectively),

-    up to 6,000,000 shares of common stock issuable upon the exercise of common stock purchase warrants at an exercise price of $.75 per share (includes a good faith estimate of the shares underlying warrants to account for antidilution protection adjustments) ,

-	- 150,000 shares of common stock issued to Southridge Capital Management, LL C

This number represents 166% of our current outstanding stock .*

Common stock to be outstanding after the offering	Up to 53,729,105 Shares

Use of proceeds
We will not receive any proceeds from the sale of the common stock. However, we will receive the sale price of any common stock we sell to the selling stockholders upon exercise of the warrants. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes. However, AJW Partners, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd., and New Millennium Partners II, LLC will be entitled to exercise up to 3,000,000 warrants on a cashless basis if the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement. In the event that AJW Partners, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd., or New Millennium Partners II, LLC exercise the warrants on a cashless basis, then we will not receive any proceeds from the exercise of those warrants. We have received gross proceeds $2,480,000 from the sale of the secured convertible notes. The proceeds received from the sale of the secured convertible notes will be used for business development purposes, working capital needs, pre-payment of interest, payment of consulting and legal fees and purchasing inventory.

Over-The-Counter Bulletin Board Symbol	GRWW.O B

* Based upon 21,473,842 shares issued and outstanding as of July 24, 2006.

SECURITIES PURCHASE AGREEMENT

To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with AJW Partners, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and New Millennium Partners II, LLC, accredited investors on September 16, 2005 for the sale of (i) $ 2,480,000 in secured convertible notes and (ii) warrants to buy 6,000,00 0 shares of our common stock.

The investors have committed to providing us with the funds (gross proceeds) as follows:

•	$1,000,000 was disbursed on September 16, 2005;

•	$500,000 was disbursed on November 16, 2005 ; and

•	$500,000 was disbursed on June 6, 2006.

The secured convertible notes mature three years from the date of issuance, and are convertible into our common stock, at the selling stockholders' option, at the lower of (i) $0.10 or (ii) 50% of the average of the three lowest intraday trading prices for the common stock on a principal market for the 20 trading days before but not including the conversion date. Accordingly, there is in fact no limit on the number of shares into which the notes may be converted. As of July 24, 2006, 50% of the average of the three lowest intraday trading prices for our common stock during the preceding 20 trading days as reported on the Over-The-Counter Bulletin Board was $0.33 and, therefore, the conversion price for the secured convertible notes was $0.10. Based on this conversion price, the $2,480,000 secured convertible notes were convertible into 24,800,000 shares of our common stock.

AJW Partners, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and New Millennium Partners II, LLC have contractually agreed to restrict their ability to convert or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

See the "Selling Stockholders" and "Risk Factors" sections for a complete description of the secured convertible notes.

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Relating to Our Business :

We have a limited operating history upon which an evaluation of our prospects can be made.

In June 2005, we entered into an Agreement for the Exchange of Common Stock with US Pro Golf Tour, Inc. and its shareholders and commenced operations in July 2005.   There can be no assurance that our future proposed operations will be implemented successfully or that we will ever have profits. We face all the risks inherent in a new business, including the expenses, difficulties, complications and delays frequently encountered in connection with conducting operations, including capital requirements and management's potential underestimation of initial and ongoing costs. In evaluating our business and prospects, these difficulties should be considered.

We Have a History Of Losses Which May Continue, and May Negatively Impact Our Ability to Achieve Our Business Objectives.

We operated at a net loss of $1,717,705 for the period from January 2005, date of inception, through December 31, 2005. For the three months ended March 31, 2006, we had a net loss of $5,955,143. We cannot assure you that we can achieve or sustain profitability on a quarterly or annual basis in the future. Our operations are subject to the risks and competition inherent in the establishment of a business enterprise. Revenues and profits, if any, will depend upon various factors, including whether we will be able to continue expansion of our business. We may not achieve all our business objectives and the failure to achieve such goals would have an adverse impact on us.

If We Are Unable to Obtain Additional Funding, Our Business Operations Will be Harmed and If We Do Obtain Additional Financing, Our Then Existing Shareholders May Suffer Substantial Dilution.

We will require additional funds to sustain and expand our sales and marketing activities. Additional capital will be required to effectively support the operations and to otherwise implement our overall business strategy. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. The inability to obtain additional capital will restrict our ability to grow. Any additional equity financing may involve substantial dilution to our then existing shareholders.

Our Independent Registered Public Accounting Firm Has Stated There is Substantial Doubt About Our Ability to Continue As a Going Concern, Which May Hinder Our Ability to Obtain Future Financing.

In their report dated March 20, 2006 on our financial statements as of December 31, 2005, our independent auditor raised substantial doubt about our ability to continue as a going concern (as expressed in Note 2 to such financial statements). Management believes that the funding commitment which we currently have will allow us to continue as a going concern. However there is no guarantee that we will become profitable and be able to adhere to the terms and conditions of the various financings.

If We Are Unable To Retain The Services Of Thomas Kidd Or If We Are Unable To Successfully Recruit Qualified Personnel Having Experience In Our Business, We May Not Be Able To Continue Our Operations In The Manner Envisioned.

Our success depends to a great extent upon the continued service of Thomas Kidd, our President and Chief Executive Officer. Loss of the services of Mr. Kidd could have a material adverse effect on our growth, revenues, and prospective business. In addition, in order to successfully implement and manage our business plan, we will be dependent upon, among other things, successfully recruiting qualified personnel having experience in our line of business. Competition for qualified individuals is intense.

Our Success is Dependent Upon Our Ability to Adequately Protect Our Intellectual Property, including trade name, trade secrets and trademarks.

We hold a federal trademark of the name and logo of our television program “54 Holes To Sunday”. We also hold service marks on our name US Pro Golf Tour, and copyrights on our website content and Breakthru Media products. Where patent protection is not available, we rely for protection of our intellectual property on trade secret law and nondisclosure and confidentiality agreements with our employees and others. There can be no assurance that such agreements will provide meaningful protection for our trade secrets or proprietary know-how in the event of any unauthorized use or disclosure of such trade secrets or know-how. In addition, others may obtain access to or independently develop technologies or know-how similar to ours.

Our success will also depend on our ability to avoid infringement of proprietary rights of others. We are not aware that we are infringing any such rights, nor are we aware of proprietary rights of others for which we will be required to obtain a license in order to develop our products. However, there can be no assurance that we are not infringing proprietary rights of others, or that we will be able to obtain any technology licenses we may require in the future.

Profits of enterprises involved in the golf industry are generally dependent upon many variables

The business of operating professional golf events is complex and subject to many factors which can affect the success or failure of the events. We are dependent on many support structures, including, but not necessarily limited to, player participation, media coverage, event community support, sponsorships, television, qualified personnel to conduct the event, charity relationships, and public acceptance of us. Failure of any of these support structures affect the level of success. Failure of more than one of these support structures will severely impact our business and our ability to continue to hold all events.

Risks Relating to Our Current Financing Arrangement :

There Are a Large Number of Shares Underlying Our Secured Convertible Notes and Warrants That May be Available for Future Sale and the Sale of These Shares May Depress the Market Price of Our Common Stock.

As of July 24, 2006, we had 21,473,842 shares of common stock issued and outstanding. We also have secured convertible notes outstanding, and are obligated to issue secured additional convertible notes, that may be converted into shares of common stock at current market prices and related warrants to purchase 6,000,000 shares of common stock at an exercise $.75 per share. In addition, the number of shares of common stock issuable upon conversion of the outstanding secured convertible notes may increase if the market price of our stock declines. All of the shares, including all of the shares issuable upon conversion of the secured convertible notes and upon exercise of our warrants, may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.

The Continuously Adjustable Conversion Price Feature of Our Secured Convertible Notes Could Require Us to Issue a Substantially Greater Number of Shares, Which Will Cause Dilution to Our Existing Stockholders.

Our obligation to issue shares upon conversion of our secured convertible notes is essentially limitless. The following is an example of the amount of shares of our common stock that are issuable, upon conversion of the principal amount of our secured convertible notes, based on market prices 25%, 50% and 75% below the market price as of July 25, 2006 of $.65.

% Below	Price Per	With Discount	Number of Shares	% of Outstanding
Market	Share	at 50%	Issuable	Stock
25%	$.49	$.24	10,174,359	32.15%
50%	$.33	$.33	15,261,538	41.54%
75%	$.16	$.16	30,523,077	58.70%

As illustrated, the number of shares of common stock issuable upon conversion of our secured convertible notes will increase if the market price of our stock declines, which will cause dilution to our existing stockholders.

The Continuously Adjustable Conversion Price Feature of our Secured Convertible Notes May Have a Depressive Effect on the Price of Our Common Stock.

The secured convertible notes are convertible into shares of our common stock at a 50% discount to the trading price of the common stock prior to the conversion. The significant downward pressure on the price of the common stock as the selling stockholders convert and sell material amounts of common stock could have an adverse effect on our stock price. In addition, not only the sale of shares issued upon conversion or exercise of secured convertible notes and warrants, but also the mere perception that these sales could occur, may adversely affect the market price of the common stock.

The Issuance of Shares Upon Conversion of the Secured Convertible Notes and Exercise of Outstanding Warrants May Cause Immediate and Substantial Dilution to Our Existing Stockholders.

The issuance of shares upon conversion of the secured convertible notes and exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholders may ultimately convert and sell the full amount issuable on conversion. Although AJW Partners, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd., and New Millennium Partners II, LLC may not convert their secured convertible notes and/or exercise their warrants if such conversion or exercise would cause them to own more than 4.99% of our outstanding common stock, this restriction does not prevent AJW Partners, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd., and New Millennium Partners II, LLC from converting and/or exercising some of their holdings and then converting the rest of their holdings. In this way, AJW Partners, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd., and New Millennium Partners II, LLC could sell more than this limit while never holding more than this limit. There is no upper limit on the number of shares that may be issued which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

In The Event That Our Stock Price Declines, The Shares Of Common Stock Allocated For Conversion Of The Secured Convertible Notes and Registered Pursuant To This Prospectus May Not Be Adequate And We May Be Required to File A Subsequent Registration Statement Covering Additional Shares. If The Shares We Have Allocated And Are Registering Herewith Are Not Adequate And We Are Required To File An Additional Registration Statement, We May Incur Substantial Costs In Connection Therewith.

Based on our current market price and the potential decrease in our market price as a result of the issuance of shares upon conversion of the secured convertible notes, we have made a good faith estimate as to the amount of shares of common stock that we are required to register and allocate for conversion of the secured convertible notes. Accordingly, we have allocated 26,105,26 3 shares to cover the conversion of the secured convertible notes. In the event that our stock price decreases, the shares of common stock we have allocated for conversion of the secured convertible notes and are registering hereunder may not be adequate. If the shares we have allocated to the registration statement are not adequate and we are required to file an additional registration statement, we may incur substantial costs in connection with the preparation and filing of such registration statement.

If We Are Required for any Reason to Repay Our Outstanding Secured Convertible Notes, We Would Be Required to Deplete Our Working Capital, If Available, Or Raise Additional Funds. Our Failure to Repay the Secured Convertible Notes, If Required, Could Result in Legal Action Against Us, Which Could Require the Sale of Substantial Assets.

In September 2005, we entered into a Securities Purchase Agreement for the sale of an aggregate of $2,480,000 principal amount of secured convertible notes. The secured convertible notes are due and payable, three years from the date of issuance, unless sooner converted into shares of our common stock. We currently have $ 2,480,000 secured convertible notes outstanding. In addition, any event of default such as our failure to repay the principal when due, our failure to issue shares of common stock upon conversion by the holder, our failure to timely file a registration statement or have such registration statement declared effective, breach of any covenant, representation or warranty in the Securities Purchase Agreement or related convertible note, the assignment or appointment of a receiver to control a substantial part of our property or business, the filing of a money judgment, writ or similar process against our company in excess of $50,000, the commencement of a bankruptcy, insolvency, reorganization or liquidation proceeding against our company and the delisting of our common stock could require the early repayment of the secured convertible notes, including a default interest rate of 15% on the outstanding principal balance of the notes if the default is not cured with the specified grace period. We anticipate that the full amount of the secured convertible notes will be converted into shares of our common stock, in accordance with the terms of the secured convertible notes. If we were required to repay the secured convertible notes, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the notes when required, the note holders could commence legal action against us and foreclose on all of our assets to recover the amounts due. Any such action would require us to curtail or cease operations.

If an Event of Default Occurs under the Securities Purchase Agreement, Secured Convertible Notes, Warrants, Security Agreement or Intellectual Property Security Agreement, the Investors Could Take Possession of all Our Goods, Inventory, Contractual Rights and General Intangibles, Receivables, Documents, Instruments, Chattel Paper, and Intellectual Property.

In connection with the Securities Purchase Agreements we entered into in September 16, 2005, we executed a Security Agreement and an Intellectual Property Security Agreement in favor of the investors granting them a first priority security interest in all of our goods, inventory, contractual rights and general intangibles, receivables, documents, instruments, chattel paper, and intellectual property. The Security Agreements and Intellectual Property Security Agreements state that if an even of default occurs under the Securities Purchase Agreement, Secured Convertible Notes, Warrants, Security Agreements or Intellectual Property Security Agreements, the Investors have the right to take possession of the collateral, to operate our business using the collateral, and have the right to assign, sell, lease or otherwise dispose of and deliver all or any part of the collateral, at public or private sale or otherwise to satisfy our obligations under these agreements.

Risks Relating to Our Common Stock :

If We Fail to Remain Current on Our Reporting Requirements, We Could be Removed From the OTC Bulletin Board Which Would Limit the Ability of Broker-Dealers to Sell Our Securities and the Ability of Stockholders to Sell Their Securities in the Secondary Market.

Companies trading on the OTC Bulletin Board, such as us, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Our Common Stock is Subject to the "Penny Stock" Rules of the SEC and the Trading Market in Our Securities is Limited, Which Makes Transactions in Our Stock Cumbersome and May Reduce the Value of an Investment in Our Stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and
•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and
•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering. However, we will receive the sale price of any common stock we sell to the selling stockholder upon exercise of the warrants. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes. However, AJW Partners, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd., and New Millennium Partners II, LLC will be entitled to exercise up to 3,000,000 warrants on a cashless basis if the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement. In the event that AJW Partners, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd., or New Millennium Partners II, LLC exercise the warrants on a cashless basis, then we will not receive any proceeds from the exercise of those warrants. We have received gross proceeds $2,480,000 from the sale of the secured convertible notes. The proceeds received from the sale of the secured convertible notes will be used for business development purposes, working capital needs, pre-payment of interest, payment of consulting and legal fees and purchasing inventory.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the OTC Bulletin Board under the symbol "GRWW.OB."

For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

	High($)	Low ($)
Fiscal Year 2003
First Quarter	0.24	0.13
Second Quarter	0.45	0.09
Third Quarter	0.35	0.15
Fourth Quarter	0.19	0.01

Fiscal Year 2004
First Quarter	0.90	0.30
Second Quarter	0.08	0.60
Third Quarter	0.60	0.60
Fourth Quarter	0.60	0.30

Fiscal Year 2005
First Quarter	1.65	0.15
Second Quarter	0.40	0.40
Third Quarter	0.75	0.35
Fourth Quarter	2.00	0.35

Fiscal Year 200 6
First Quarter	3.90	1.60
Second Quarter	2.32	0.35

(1) Through February 2, 2006

HOLDERS

As of July 10, 2006, there are 602 holders of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. The transfer agent of our common stock is Computershare Trust Company, Inc. located at 350 Indiana St. Suite 800, Golden CO 80401.

We have never declared or paid any cash dividends on our common stock. We do not anticipate paying any cash dividends to stockholders in the foreseeable future. In addition, any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements, and such other factors as the Board of Directors deem relevant.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Some of the information in this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they:

•	discuss our future expectations;
•	contain projections of our future results of operations or of our financial condition; and
•	state other "forward-looking" information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus. See "Risk Factors."

Results of Operations

Net Loss

We had a net loss of $1,717,705 from January 28, 2005, our inception, through December 31, 2005.

Revenues

We had revenues of $99,384 for the period from January 28, 2005, our inception, through December 31, 2005. Revenue was generated through the sale of player memberships, entry fees to tournaments and pro am team entries.

Tour Expenses, Compensation and Selling, General and Operating Expenses

We had tour expenses, compensation and selling, general and operating expenses of $618,383, $597,000 and $398, 962 for the period from January 28, 2005 to December 31, 2005. Tour expenses consisted of green fees, prize money and other expenses of operating the golf tournaments.

Three Months ended March 31, 2006 as compared to Three Months ended March 31, 2005

Net Loss

We had a net loss of $5,955,143 for the period ended March 31, 2006 as compared to $31,639 for the three months ended March 31, 2005. The increase is attributable to expenses incurred in our increased operations.

Revenues

We had revenues of $117,609 for the three months ended March 31, 2006 as compared to $0 for the three months ended March 31, 2005. The increase was attributable to the sale of player memberships, entry fees to tournaments and pro am team entries.

Operating Expenses

We had operating expenses of $6,072,752 as of March 31, 2006 as compared to $31,639 as of March 31, 2005. Our total operating expenses comprise of compensation expenses of $118,174, general and administrative expenses of $5,899,297 and net interest expenses of $55,281. The increase in total operating expenses for the three months ended March 31, 2006 as compared to the three months ended March 31, 2005 was as a result of expenses incurred in connection with our business, including tour expenses including greed fees, prize money and other expenses of golf tournaments.

Liquidity and Capital Reserves

In order to maintain liquidity and pursue active business operations and potential acquisitions, the Company entered into a $2,000,000 Agreement ($1,500,000 has already been received) as reported in Form 8-K filed September 27, 2005 and entered into an Equity Credit Line of Agreement, initially for $5,000,000, subsequently increased to $30,000,000 and subsequently increased to $50,000,000 (as reported in Forms 8-K filed July 12, 2005 November 2, 2005 and November 18, 2005).

For the three months ended March 31, 2006, we had net cash provided from operating activities of $344,181 as compared to net cash used in operating activities of $19,110 for the period ended March 31, 2005, primarily from the receipt of $748,500 from the sales of tour cards.

For the three months ended March 31, 2006, we had net cash provided from investing activities of $437,272 as compared to net cash used in operating activities of $18,400 for the period ended March 31, 2005, primarily from the receipt of $515,216 from the acquisition of NEPT offset in part by the cash purchase price of the Crowley acquisition of $75,000.

For the three months ended March 31, 2006, we had net cash provided from financing activities of $315,000 as compared to $49,450, for the period ended March 31, 2005, primarily from an increase in proceeds of capital contributions of $265,550.

Off Balance Sheet Arrangements
The Company currently has no off balance sheet arrangements.

Critical Accounting Policies and Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires that management make a number of assumptions and estimates that affect the reported amounts of assets, liabilities, revenues and expenses in our consolidated financial statements and accompanying notes. Management bases its estimates on historical information and assumptions believed to be reasonable. Although these estimates are based on management’s best knowledge of current events and circumstances that may impact the Company in the future, actual results may differ from these estimates.

Our critical accounting policies are those that affect our financial statements materially and involve a significant level of judgment by management.

Recently Issued Accounting Standards

The Financial Accountings Standards Board has issued FASB Statement No. 154, "Accounting Changes and Error Corrections", which changes the requirements for the accounting for and reporting accounting changes and error corrections for both annual and interim financial statements, effective for 2006 financial statements. The Company has not determined what the effect, if any, will be on Company's financial statements .

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying consolidated financial statements.

BUSINESS
Corporate Background

We were incorporated in 1992 under the name Red Rock Collection Incorporated. We changed our name to Sedona Worldwide Incorporated on September 19, 1997. On August 7, 2002 we changed our name to Greens Worldwide Incorporate. We were a majority-owned subsidiary of ILX Resorts Incorporated, an Arizona corporation (“ILX”) until December 31, 1999, when ILX effected a distribution of all of the shares of the Company’s Common Stock to the ILX shareholders of record as of December 21, 1999, on a pro rata basis.

On November 21, 2001, our shareholders approved a plan to execute a tax-free reorganization that would be accounted for as a reverse acquisition. On January 2, 2002 we entered into a General Bill of Sale, Assignment and Assumption Agreement with ILX whereby ILX assumed all of our assets and liabilities, leaving a “shell company” available for the reorganization discussed above.

In August 2002, we entered into an Asset Purchase Agreement with The Greens of Las Vegas, Inc. (“GOLV”) whereby we acquired all of the assets of GOLV and in return issued 8,000,000 shares of common stock. The assets purchased include all plans, designs, concepts and any and all proprietary rights to be utilized in the GOLV business plan. The Asset Purchase Agreement was executed as part of a Memorandum of Understanding that provided for ILX to purchase 8,000,000 million of our shares at $0.125 per share. In addition, an officer of the Company was issued a stock option from ILX to purchase 1,000,000 of our shares at $0.125 per share, with the exercise price to increase 10% per year. The option was terminated in 2003.

On January 28, 2005, American Sports & Golf Acquisitions Tour, Inc. was incorporated in the State of Delaware. On February 28, 2005, American Sports & Golf Acquisitions Tour, Inc. acquired certain assets and assumed certain liabilities of American Sports & Golf Acquisitions Tour, Inc., an S-Corporation with common control to that of US Pro Golf Tour, Inc. On April 1, 2005, the corporation name was changed by the Secretary of State of Delaware to US Pro Golf Tour, Inc.

In June 2005, we entered into an Agreement for the Exchange of Common Stock with US Pro Golf Tour, Inc. and its shareholders. Pursuant to the terms of the Agreement, we agreed to issue an aggregate of 10,000,000 shares of common stock to the shareholders of US Pro Golf Tour ( Roy Thomas Kidd & Nancy A. Kidd, Robert Marshburn, Vera L. Harrell, Brett Hanson, Kenneth A. Steiner and ASGA Tour, Inc) , 8,000,000 of which were issued upon the closing and 2,000,000 of which will be issued upon the achievement of certain revenue and income projections. The issuance of the 8,000,000 shares gave the shareholders of US Pro Golf Tour an 82.2% ownership interest in us. The transaction closed in July 2005.

General Overview

We began operating an 18-hole putting course in July 2003 and a pro shop in September 2003. We ceased operations ceased on October 31, 2003. Through our wholly owned subsidiary, US Pro Golf Tour, we operate an intermediary professional golf tour conducting events for former PGA Tour professionals preparing for the Champions Tour, non-exempt professionals on the Champions Tour, and celebrity challengers and professionals 18 years old and up preparing for the PGA Tour. We also conduct a Pro Net competition for players of all skill levels 18 years of age and older who will compete for substantial prize money with their handicaps in the Tour event atmosphere of Tour events. Our tournaments are week-long events with Junior Clinics, pro-ams, entertainment, leader boards and hospitality, with local market charities benefiting from the event. Events are televised on The Golf Channel through the Tour's show, "54 Holes to Sunday". The US Pro Golf Tour has all the amenities of the PGA Tour, including electronic leader boards, official scoreboard, real-time scoring, hospitality center, gallery and national television coverage on the Golf Channel.

Several thousand aspiring professionals compete on "mini-tours" where they play for their own money and in most cases less the portion which is deducted for green fees and the mini-tour promoter. We are committed to building a tour where the players will play for more than their own entry fees, where they will be sponsorship supported, and where they can gain the experience they need to succeed in their careers. We are engaged in providing a tour event atmosphere generally found only on the PGA Tours and in developing a tour where players can pay low entry fees and receive substantial payouts. In addition, we provide the opportunity for golfers with handicaps to compete "inside-the-ropes" and experience what it is like to play on the PGA Tour

On July 11, 2005, in connection with the closing of the Agreement for the Exchange of Common Stock with US Pro Golf Tour, Inc. VCA Nevada released us from an obligation of $2.6 million owing to VCA Nevada for consideration paid by us of $100,000 cash, one million restricted shares of our common stock, and a $250,000 note from the shareholders of our wholly owned subsidiary, US Pro Golf Tour, Inc.

On July 8, 2005, we entered into definitive agreements with Southridge Capital LP and Brittany Capital Management Limited relating to equity and debt financing in the amount of $5.165 million. We received $165,000 cash in the form of a convertible note and a $5 million equity funding commitment for a period of three years. Pursuant to the Agreement, the equity funding commitment may not be utilized by us until we file a registration statement and such registration statement is declared effective by the Securities and Exchange Commission

On August 24, 2005, we entered into an Agreement for an Asset Purchase with US Pro Golf League, Inc. Pursuant to the terms of the Agreement, US Pro Golf League, Inc purchased all of our right, title, and interest in and to all of our assets used exclusively in the League. In exchange for a 6% convertible promissory note for $100,000 due August 31, 2009 and 8% of future gross revenue of the US Pro Golf League over a ten year period ending December 31, 2015.

On October 25, 2005, we entered into a settlement agreement with Southridge Capital Partners LP and Brittany Capital Management Limited, pursuant to which we agreed to repay the $165,000 on or before November 8, 2005 together with an additional $24,200 associated with interest and redemption premium. We also entered into a new Private Equity Credit Agreement substantially in the form of the July 8, 2005 agreement in the amount of $30,000,000 which supercedes the July 8, 2005 agreement. We have agreed to file a registration statement in connection with the Private Equity Credit Agreement within 45 days after the date of the Settlement Agreement. On November 18, 2005, we entered into and agreement with Brittany Capital Management to increase the amount committed from $30,000,000 to $50,000,000 and increase the term of the agreement from 36 months to 60 months.

On October 31, 2005, we have entered into an Asset Purchase Agreement with BreakThru Media, Inc., which is engaged in the business of marketing, designing and producing interactive CD Rom products. Pursuant to the Asset Purchase Agreement we acquired all of the right, title, and interest in an to all the assets of BreakThru including (a) all intellectual property, trade name, trade secrets, trademarks, personnel contracts, web site, strategic partnerships, sponsors, publications, operating model, manuals, and all other confidential information relating to the business of BreakThru; and (b)all current, past and future clients.

54 Holes to Sunday

"54 Holes to Sunday," has been an inside-the-ropes highlights show of our events. In 2006, 54 Holes to Sunday will be an inside-the-ropes highlight show of the New England Pro Tour, a wholly owned subsidiary of the Company. We conduct tour level events for players of all ages and skill levels, former PGA and Champions Tour professionals, and celebrities. "54 Holes to Sunday," allows viewers to follow these players as they play in several planned U.S. tour stops and offers an up close look at life on the Tour for players and golfers from all walks of life. "54's" cameras focus on the action, to bring viewers the highlights of golfers of all skill levels competing in a PGA Tour atmosphere. In addition, "54" offers more than just highlights, it provides viewers with the personal stories, triumphs and tragedies of the golfers. All Tour events and the Tour Championship will be broadcast on FoxSports Net.

FSN reaches more than 81 million homes through its network of 22 regional sports channels. FSN, based in Los Angeles, serves as the cable TV home to 62 of the 82 MLB, NHL and NBA teams based in the United States, and produces over 4,500 live events each year. In addition to home team games, FSN telecasts a wide variety of national sports events and programming, including Best Damn Sports Show Period and Beyond the Glory. For the latest up-to-the-minute sports news and opinions, visit the FOX Sports/FSN website at www.FoxSports.com .

The Golf Channel, co-founded by Arnold Palmer, is available in more than 60 million homes throughout the United States, Canada, Japan and the United Kingdom through cable, satellite and wireless companies. It features a programming schedule that includes more live golf coverage than any other network - an extensive blend of golf competition from around the world - as well as news, instruction and original specials. In addition to being the exclusive television home of the Nationwide Tour, European Tour and Canadian Tour, The Golf Channel is the exclusive cable home of the Champions Tour and televises other competition from the LPGA Tour, USGA, PGA of America, PGA Tour of Australasia and Sunshine Tour of Southern Africa.

US Pro Golf Tour in March of 2006 entered into an agreement with officials of the Trump Million Dollar Invitational for the event to be designated as a Major Championship of the US Pro Golf Tour. The Trump Million Dollar Invitational will be televised worldwide on ESPN.

Pro Championship Competition

•	We provide a venue for former PGA Tour and Champions Tour players and other professionals preparing for the Champions Tour and the PGA Tour.

•
Cut on fields after 36 holes when 179 or less players are in the field to top 72 plus ties and when there are 180 or more players in the field to the top 70 plus ties with all players making the cut receiving a check.

•
Purse is escrowed prior to commencement of tournament play. US Pro Golf Tour entered into an escrow agreement with the independent law firm of McLaughlin & Stern, New York, New York for purposes of handling and disbursing all Tour prize monies.

•	Purse disbursement within a week of conclusion of event.

At all events, golfers 18 to 47 play championship tees and players 48 and above play a forward set of tees for the same purse.

Pro Net Competition
Pro-Net Division gives an opportunity for players of all skill levels to compete for substantial purses.

•	For average players 18 and above with 1 to 36 handicaps, we provide the experience of competing on Tour just like the Pros on the PGA Tour, including a select number of celebrities.

•	We provide a PGA Tour atmosphere with electronic scoreboards, leaderboards and gallery.

•	Cuts are determined on an event-by-event basis.

•
Purse is escrowed prior to commencement of tournament play. . US Pro Golf Tour entered into an escrow agreement with the independent law firm of McLaughlin & Stern, New York, New York for purposes of handling and disbursing all Tour prize monies.

•	Purse disbursement within a week of conclusion of event.

Pro Am

•	18 hole team event

•	One Pro Championship or celebrity and three amateurs

•	As a Pro Championship or Pro Net player, each player can bring a three man amateur team with them to play in each Pro Am

•	Pro Am entry includes Pairings Party on Wednesday night and Pro Am Awards Banquet on Thursday night. Pro Ams will be either 8 a.m. or 1 p.m. shotgun starts.

Handicap System Guidelines

Our Handicap System is a combination of an existing software program, which computes handicaps under the USGA and the R&A guidelines and two customized applications designed by us.

The first application is that we reserve the right to adjust handicaps on a round by round basis if a player posts a score outside the parameters established by the Tour.  This application is designed to prevent sandbagging and maintains a level playing field for all contestants.  Scoring may be adjusted as a result post round, insuring that no contestant receives an unfair advantage.

The second application is a process whereby a player is given strokes on specific holes according to t he course rating as to hole difficulty.  A player may use strokes to better his score on those specific holes, but only to a net score of par.  A player making a natural birdie or eagle does not receive strokes.  In other words, strokes may be used to preserve par at any time when the player is over par, but may not be used to yield a net score under par.

We have completed a statistical analysis of average players recording scores using the system.  It yielded the desired results by leveling the playing field for every competitor. See SB-2A1 filed February 6, 2006 for statistical analysis information

We have adopted this system for all Tour events.  Our system also provides event operations scoring staff with the ability to conduct real time electronic leaderboards to provide information to the players and the gallery as to the players' standing throughout the round.

Initial Handicap and Adjustments

 A player filing a Membership Form will be required to provide a verifiable handicap.  After the first round played, the player's handicap will be established according to the round's scores.  This is the handicap the player will start with.  However, the handicap may be adjusted by us according to our adjustment procedures.

Membership

1.	Member Status

A player who has filed a Membership Form and paid the required fee is granted full membership and is eligible to enter all events in the Pro Championship or Pro Net Divisions in 2006. If a player files for membership and is not accepted by us, then the fee is refundable. Once the membership is granted, the fee is non-refundable.   We, in our sole discretion, reserve the right to reject any membership.

2.	Money List Exemption - 2007

A player who is a member in good standing in either the Pro Championship or Pro Net Division will automatically receive an exemption for their 2007 Tour Card.   The official money list for determining the exemptions for 2007 will be from the earnings of players in official regular season events in 2006.  The Top 30 Money Winners in both the Pro-Championship and Pro-Net Divisions will receive an exemption from qualifying.

Rules and Regulations with respect to the Tour may be changed, modified, or altered at our discretion at any time.

We offer three different memberships:

Full US Pro Golf Tour Card Membership

Available for players in the Pro Championship or Pro Net Divisions.

Entitles player to compete in all US Pro Golf Tour regular season events.

Benefits program includes discounts on up to 100,000 products including travel, golf and dining.

US Pro Golf Tour Associate Membership

Available to any member of the public or industry.

$50 annual dues.

Benefits of discounts on up to 100,000 golf, travel, dining, etc. products.

Tour hat and money clip.

Copy of Annual Golf Guide.

Free event pass to all Tour sanctioned events.

US Pro Golf Tour Corporate Membership

Available to any business or business owner.

$750 per year.

Signage and program listing at each major tour event.

Website listing for 12 months with linking.

Benefits of discounts on up to 100,000 golf, travel, dining, etc. products.

Hat, shirt and money clip.

Free gallery access at all Tour sanctioned events.

Inclusion in annual US Pro Golf Tour Guide.

25% discount on pro-am entries.

Charity Relationships

We establish a relationship with a local charity or charities in the event market whereby the charity supplies support for the event in the form of volunteers, and we commit a minimum contribution to the participating charity, plus an additional sum of the Pro-Am Team proceeds and sponsorships signed by the charity.  In addition, the charity may, at its option, conduct an auction, live or silent, in connection with the Pro-Am tournament and retain 100% of the proceeds.  We also compensate the charity for any in-kind sponsorships procured by or facilitated by the charity or any member of the organizing committee, which are accepted by us.  The value assigned to the in-kind sponsorship will be cost.

Competitors

Management believes that the Company has no direct competitors. We do not consider the PGA Tour as a competitor because the PGA Tour has more resources, player names, broader television rights agreements, and is the governing body for Professional Golf in the United States. Because of these factors we cannot compete with the PGA Tour.

There are many mini tours throughout the United States none of which have the amenities, television and media coverage, operational expertise, or funding that we have. As such, they do not represent any significant competition to us.

Marketing and Sales

We have established strategic relationships with Fox Sports, the Golf Channel, Worldwide Marketing and Media Group. Through these partners we market out television programming and our sponsorships.

On May 1, 2006, we entered into a non-exclusive sponsorship agreement with a media company under which up to $20,000,000 of the Company's sponsorship programs will be included in media packages sold to the sponsor's clients in exchange for restricted shares of the sponsor's clients. Upon the sales of $5,000,000 of sponsorship packages by December 31, 2006, the agreement will become exclusive for 2007.
In connection with the sponsorship agreement, we purchased $3,000,000 of nationally syndicated newspaper features and/or radio features in exchange for $1,000,000 in shares of our common stock of the Company, based on the prices of the last five days prior to issuance.

Recent Developments

On March 6, 2006, we entered into an Agreement for the Exchange of Common Stock (“Agreement”) with Crowley & Company Advertising, Inc. (“CCA”), (See Form 8-K with date of report of March 7, 2006, filed March 10, 2006 for copy of Agreement)a firm engaged in the business of advertising, promotion, public relations, ad specialties, and wearables. Under the terms of the agreement, we purchased 100% of the common stock of CCA for a warrant to purchase 100,000 shares of our restricted common stock along with a cash payment of $75,000.

On March 13, 2006, we entered into an Agreement for the Exchange of Common Stock (“Agreement”) with The New England Pro Tour, Inc., d/b/a Cleveland Golf Tour (“NEPT”), a company engaged in the management and production of golf events in the Northeast area of the United States. The transaction closed on March 31, 2006. Under the terms of the Agreement we purchased 100% of the common stock of NEPT for our restricted common stock valued by the parties at $1,450,000 with $250,000 stock value held by our Transfer Agent until NEPT completes an audit. Shareholders of NEPG shall also receive warrants to purchase up to one million shares of our common stock at various exercise prices through 2010 ranging from one ($1) dollar to four ($4) dollars per share.

On March 29, 2006, we entered into an Agreement for the Exchange of Common Stock with North American Football League (“NAFL”), a developmental football league designed for colleges and the pros. The League has grown from 18 teams in 1999 to over 100 teams operating in 24 divisions. The League has grown to a playoff system and a National Championship which is conducted at the Disney Wide World of Sports Complex in Orlando, Florida. Under the terms of the agreement, at the closing, we will purchase 100% of the common stock of NAFL for our restricted common stock valued at $500,000. In addition, at the closing, shareholders of NAFL shall receive warrants to purchase up to 500,000 shares of our common stock at various exercise prices through 2012 ranging from $1 to $5 per share.

Our wholly owned subsidiary US Pro Golf Tour, Inc. (“Producer”) entered into a Television Broadcast Agreement with National Sports Programming, owner and operator of Fox Sports Net Programming Service (“FSN”). The Agreement provides for a one-hour telecast of each of our nine regular tour events and a two hour telecast of our Tour Championship on FSN. Initial event telecasts will air in May 2006, and will be re-aired on a weekday through November concluding with the Tour Championship.

Producer will supply to FSN nine (9) fully produced and broadcast quality sixty (60) minute episodes and one (1) fully produced and broadcast quality two (2) hour episode of the Series which will feature golf action from the country’s premier intermediary professionals, playing in PGA tour caliber events for prize money.

Producer will pay FSN a distribution fee totaling four hundred ninety thousand ($490,000) dollars with different sums allocated for specific episodes.

FSN has the option, exercisable in writing no later than December 15, 2006 to renew the terms of this Agreement for 2007 with respect to ten (10) new original episodes from the 2007 U.S. Pro Golf Tour (the “2007 Episodes”) with payments thereunder to FSN being increased by 5% over the preceding year.

On April 5, 2006 we entered into an Agreement for the Exchange of Common Stock with Still Moving, Inc. (“SMI”), and its sole stockholder. SMI is an independent television production firm and will provide in-house television production capabilities to produce the television programming of the U.S. Pro Gold Tour on Fox Sport Net and the New England Pro Golf Tour on The Golf Channel.

Under the terms of the agreement, we will purchase 100% of the common stock of SMI from its sole stockholder for $150,000 worth of our common stock based on the average thirty day closing price prior to the closing date of the Agreement. The Closing Date is set for April 15, 2006.

On May 12, 2006, we entered into an “Agreement for the Exchange of Common Stock for Membership Interests” with Worldwide Marketing and Media Group, LLC (“WMMG”), Todd Gershwin and Edward Manetta (the Members). We agreed to transfer to the Members at closing, shares of our common stock, no par value, in exchange for 100% of the issued and outstanding membership interests of WMMG, such that WMMG shall become a wholly owned subsidiary of the Company. The number of shares of the Company to be issued to the Members of WMMG shall be determined by dividing the ten trading days average closing price on the OTCBB of our common stock prior to Closing into the sum of One Million Two Hundred Sixty Thousand Dollars ($1,260,000). The Company shall also pay Members of WMMG a sum of up to $490,000 cash, payable as follows: $290,000 cash at closing, and a subsequent payment of $100,000 cash on December 31, 2006. Further, if WMMG attains $1.5 million revenue and $400,000 EBITDA for the calendar year 2006, an additional earn out cash payment of $100,000 will be made to the Members upon completion of the annual audit.

DESCRIPTION OF PROPERTIES

We rent corporate office space from an officer of the Company. From January 28, 2005 to December 31, 2005 we paid $1,098 for rent. Our newly acquired subsidiaries all will continue to operate with the acquired properties and in their office and/or production space. We believe our existing property is adequate to operate through December 31, 2006.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. Except as set forth below, we are currently not aware of any such legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse affect on our business, financial condition or operating results:

We were served in February 2006 with a “Verified Direct and Derivative Complaint” has been filed in the District Court, Clark County, Nevada (Case No. A511809, Dept. No. XVIII) on October 4, 2005 by the Greens Of Las Vegas, Inc. against Greens Worldwide Incorporated (“GRWW”), 2 other corporations, 7 individuals and Does I through X (names unknown) whereby Plaintiff is bringing an action “on behalf of and in the right of the corporation…”. The alleged actions complained of predate the June 10, 2005 Agreement entered into by us with US Pro Golf Tour, Inc. which resulted in our current management, none of whom are named as Defendants.

The Complaint alleges that Defendants entered into an arrangement with Plaintiff to develop certain real estate and that thereafter Defendants conspired to retain control of such realty and sell it for their own benefit.

Plaintiff asserts eleven causes of action ranging from Breach of Officers and Directors Fiduciary duties and Duties of Loyalty to Seizure of Corporate Opportunity and Unjust Enrichment. Neither us nor any member of our current management team is named as a Defendant in any of the above-referenced individual causes of action.

Plaintiff’s prayer for relief (aside from claims for damages of various natures) request the authorization of maintenance of this lawsuit as both a direct and derivative action and damages in excess of $10,000.

We intend to vigorously defend this lawsuit.

MANAGEMENT
DIRECTORS AND EXECUTIVE OFFICERS

The following are our directors and executive officers:

Name	Age	Position
R. Thomas Kidd	59	President, Chief Executive Officer and Director
Vera L. Harrell	57	Vice President, Administration, Secretary and Director
Robert Marshburn	60	Senior Vice President and Director
William Conwell	58	Chief Operating Officer

R. Thomas Kidd has served as our President, Chief Executive Officer and a Director since June 2005. In addition, Mr. Kidd served as President and CEO of the US Pro Golf Tour from January 2005 through July 2005. Mr. Kidd has served as the President and CEO of the American Senior Golf Association, ASGA Tour, Inc. from 1999 through January 2005. During Mr. Kidd’s tenure at ASGA Tour, Inc. its securities were quoted on the OTC BB.

Vera L. Harrell has served as our Secretary and a Director since June 2005. Ms. Harrell has served as Secretary of US Pro Golf Tour, Inc. from January 2005 through July 2005 and Secretary of the American Senior Golf Association, ASGA Tour, Inc. from 1999 through January 2005.

Robert Marshburn has served as our Director since June 2005. Mr. Marshburn also served as Senior Vice President of US Pro Golf Tour from January 2005 through July 2005. Mr. Marshburn has previously served as Senior Vice President of ASGA Tour, Inc. from June 2003 through January 2005. Mr. Marshburn also served as independent marketing representative of Seiko Time Corporation from December 1999 through February 2003.

William Conwell was the Founder and President of Golf 4 from 2005 through 2006, a management consultancy firm in the golf industry focused on sales and marketing, fundraising and securing investment for emerging companies. In 2004, Mr. Conwell served as President and Chief Operating Officer of ASGA Tour, Inc. Mr. Conwell also served as Vice President, Strategic Alliances from 2001 though 2003. From 1998 through 2001, Mr. Conwell served as Senior Vice President Sales and marketing of Data Systems International, a global developer/implementer of wireless technology solutions via “dcLink”, JD Edwards service provider and infrastructure platform reseller. Mr. Conwell received a B.S. in Mathematics/Computer Science from St Joseph’s College in Rensselaer, Indiana.

The term of office for our directors is until the next annual meeting of shareholders. For officers, the term of office is until the next annual meeting of the Board of Directors, presently scheduled to be held immediately following the annual meeting of the shareholders.

BOARD COMMITTEES

Concurrent with having sufficient members and resources, the GRWW board of directors will establish an audit committee and a compensation committee.  We believe that we will need a minimum of five directors to have effective committee systems. The audit committee which will necessarily include at least one audit committee financial expert, will review the results and scope of the audit and other services provided by the independent auditors and review and evaluate the system of internal controls.  The compensation committee will manage the stock option plan and review and recommend compensation arrangements for the officers. No final determination has yet been made as to the memberships of these committees or when we will have sufficient members to establish committees.

CODE OF ETHICS

The Board of Directors has adopted a Code of Business Conduct and Ethics (Code) applicable to our directors, principal executive and financial officer, principal accounting officer or controller, and persons performing similar functions. A copy of the Coe of Ethics is attached as an exhibit to this Registration Statement, of which this prospectus forms a part.

EXECUTIVE COMPENSATION

Bonuses and Deferred Compensation

We do not have any bonus, deferred compensation or retirement plans. Such plans may be adopted by us at such time as deemed reasonable by our board of directors. We do not have a compensation committee, all decisions regarding compensation are determined by our board of directors.

Stock Option Plan

On February 7, 2006 the Company filed a Form S-8 Registration Statement (333-131622) so as to register 3,000,000 shares of its common stock underlying any issued options. The Broadly Based Non-Statutory Stock Option Plan (the “Plan”) was approved by the Company’s Board of Directors and the requisite stockholders owning a majority of the issued and outstanding common stock, both as of January 21, 2006. Copies of both the Plan and related Prospectus were filed with the above-referenced S-8 Registration Statement as Exhibits 4 and 99 respectively thereto.

Employment Agreements - Summary

On April 15, 2005, the Company entered into a consulting agreement with Mr. Kidd, CEO of the Company. This agreement provides for a monthly base fee in an amount not less than the initial specified amount and is for a period of continuous employment until mutual written agreement between the Company and Mr. Kidd or upon the merger with or acquisition of the Company as a publicly traded entity, at which time the executive employment agreement between Mr. Kidd and the Company will become effective as of the date of closing of the merger or acquisition of the Company by a public entity at the option of Mr. Kidd.

The three employees of the Company along with Mr. Kidd, consultant to the Company, agreed to waive their rights to unpaid wages incurred during the period from January 28, 2005 (inception) to June 30, 2005. Accordingly, no accrued liability was recorded for these wages.

On September 9, 2005, the Company entered into executive employment agreements with Mr. Kidd, Ms. Harrell, and Mr. Marshburn. All persons are officers of the Company. Each of these agreements provides for an annual base salary in an amount not less than the initial specified amount and entitles the employee to participate in all of the Company's compensation plans. Each agreement establishes a base annual salary and provides the eligibility for an annual award of bonuses based on any Company bonus plan or plans that may be adopted in addition to any discretionary bonus to be determined by the Board of Directors of the Company, and is subject to the right of the Company to terminate their respective employment at any time without cause. Each of the employment agreements provides for continuous employment for a one-year term that renews automatically unless otherwise terminated. Under each of the employment agreements, if the Company terminates the employee's employment without cause (as therein defined), the executives will be entitled to a payment equal to 12 months' salary. Each of the foregoing agreements also contains a covenant limiting solicitation of any employee of the Company or its affiliates for 12 months following termination of employment. Such agreements may be summarized as follows:

R. Thomas Kidd - President and Chief Executive Officer
Pursuant to the terms of an Agreement with Thomas Kidd dated September 9, 2005, we have agreed to pay to Mr. Kidd an annual salary of $180,000 through January 1, 2006 which will increase to $240,000 thereafter and increase ten percent per annum commencing January 1, 2007. The Agreement provides for an initial term of five years which will extend automatically for consecutive one-year periods unless terminated on terminated upon ninety days notice by us or Mr. Kidd. Mr. Kidd received a signing bonus of $240,000.

Vera L. Harrell - Vice President, Administration
Pursuant to the terms of an Agreement with Ms. Harrell dated September 9, 2005, we have agreed to pay to Ms. Harrell an annual salary of $60,000 through January 1, 2006, which will increase to $72,000 thereafter and increase ten percent per annum commencing January 1, 2007. The Agreement provides for an initial term of five years which will extend automatically for consecutive one-year periods unless terminated on terminated upon ninety days notice by us or Ms. Harrell. Ms. Harrell received a signing bonus of $60,000. In addition, Ms. Harrell received three hundred thousand shares of common stock.

Robert A. Marshburn - Senior Vice President
Pursuant to the terms of an Agreement with Mr. Marshburn dated September 9, 2005, we have agreed to pay to Mr. Marshburn an annual salary of $90,000 through January 1, 2006, which will increase to $120,000 thereafter and increase ten percent per annum commencing January 1, 2007. The Agreement provides for an initial term of five years which will extend automatically for consecutive one-year periods unless terminated on terminated upon ninety days notice by us or Mr. Marshburn. Mr. Marshburn received a signing bonus of $60,000.

The following table sets forth the compensation awarded to, earned by or paid to Greens Worldwide Incorporated’s Chief Executive Officer and other executive officers of the Company whose salary and bonus for the year ended December 31, 2005 exceeded $100,000.

		Annual Compensation		Long-Term Compensation
			Other Annual	Securities
Name and Principal Position	Year	Salary	Compensation	Underlying Options

R. Thomas Kidd	2005	$ 60,000	240,000 [1]
Chief Executive Officer, President
and Chief
Financial Officer

Vera L. Harrell	2005	$ 30,000	60,000 [2]
Vice President
and Secretary

(1)  Bonus of which $120,000 was not yet paid and was included in accrued compensation as of December 31, 2005.
(2)    Bonus of which $30,000 was not yet paid and was included in accrued compensation as of December 31, 2005.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following is a summary of transactions to which the Company or its subsidiaries is a party in which the amount involved since January 1, 2003 exceeded $60,000 and in which officers, directors, nominees and/or greater than 5% beneficial owners of the Company’s Common Stock (or any immediate family members of the foregoing) had, or will have, a direct or indirect material interest.

In August 2002, the Company entered into a sublease agreement with VCA-Nevada Incorporated (“VCA-NV”), a subsidiary of ILX, for approximately 23 acres of a 44-acre parcel of land, as well as a portion of an existing building in Las Vegas, Nevada. In accordance with the lease, the Company paid a deposit of $25,000. The monthly rent for the land and the building was approximately $31,800. The lease was terminated in October 31, 2003 for non-payment of rent.

In April 2003, the Company entered into an equipment lease to finance various office and restaurant/bar equipment. The lease was for 36 months and the fair value of the leased equipment was $350,542. In July 2003, the Company added additional equipment to the master lease. The additional equipment was also leased for 36 months and the fair value was $298,296. As part of the equipment leases, the Company entered into a guarantee agreement with ILX. In November 2003 the Company transferred the assets underlying the lease to ILX and ILX assumed payments of those leases.

In June 2003 the Company entered into a Promissory Note and Agreement with VCA-NV to provide up to $2.5 million in working capital. The note accrued interest at ten percent per annum with interest only payments due monthly commencing August 15, 2003 and monthly principal payments of $10,000 commencing January 15, 2004. The note was convertible into common stock at twenty cents ($0.20) per share. One of the advances made during 2003 was made on a day when the market price of the stock was higher than the conversion price stipulated in the note and therefore triggered a beneficial conversion of $18,751. This entry was recorded as interest expense and additional paid in capital. The note had a Pledge Agreement that secured all of the Company’s assets in the event of default. VCA-NV exercised its rights under the Pledge Agreement and assumed assets of $478,016 for partial satisfaction of the note. The Company is in default under the terms of the note.

On February 28, 2005, USPGT acquired assets from American Sport & Acquisition Tour, Inc., a company which had ceased operations and had certain stockholders in common with USPGT. USPGT acquired assets of $29,596 in exchange for $18,250 in cash, the assumption of liabilities of $38,783 and the issuance of 150 shares of common stock of USPGT.

The above-described transactions are believed to be on terms no less favorable to the Company than those available in arms’ length transactions with unaffiliated third parties. Each transaction has been approved by independent directors of the Company who are not parties to the transaction.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of July 21, 2006 information with respect to the beneficial ownership of our common stock by (i) persons known by us to beneficially own more than five percent of the outstanding shares, (ii) each director, (iii) each executive officer and (iv) all directors and executive officers as a group. As of July 24, 2006, there were issued and outstanding 21,473,842 shares of Common Stock.

Amount and nature of Beneficial Ownership

Name and Address of Beneficial Owner	Common Shares Presently Held	Percent of Class

R. Thomas Kidd c/o Greens Worldwide Incorporated 346 Woodland Church Road, Hertford, NC 27944	3,006,780 (1)	14%

Vera L. Harrell c/o Greens Worldwide Incorporated 346 Woodland Church Road, Hertford, NC 27944	979,200	5.52%

Robert Marshburn c/o Greens Worldwide Incorporated 346 Woodland Church Road, Hertford, NC 27944	2,716,900	15.32%

William Conwell c/o Greens Worldwide Incorporated 346 Woodland Church Road, Hertford, NC 27944	500,000	2.33%

All directors and executive officers as a group (4 persons)	7,202,880	33.54%

Unless otherwise noted, the Company believes that all persons named in the above table have sole voting and investment power with respect to all shares of the Common Stock beneficially owned by them. A person is deemed to be the beneficial owner of securities which may be acquired by such person within 60 days from the date indicated above upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage of ownership is determined by assuming that options, warrants or convertible securities that are held by such person (not those held by any other person) and which are exercisable within 60 days of the date indicated above, have been exercised.

(1) Shares owned by R. Thomas Kidd and his wife, in accordance with SEC Release 33-4819 which states, in part, that a person is regarded as the beneficial owner of securities held in the name of his or her spouse.

DESCRIPTION OF SECURITIES
COMMON STOCK

We are authorized to issue up to 100,000,000 shares of common stock, having no par value. As of July 24, 2006, there were 21,473,842 shares of common stock outstanding. Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefore. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are validly issued, fully paid and nonassessable.

We have engaged Computershare Trust Company, Inc. located at 350 Indiana St. Suite 800, Golden CO 80401, as our independent transfer agent or registrar.

PREFERRED STOCK

We are authorized to issue up to 5,000,000 shares of preferred stock, par value $10.00. As of July 10, 2006, there were no shares of preferred stock issued. Shares of Preferred Stock may be issued without shareholder approval. The Board of Directors is authorized to issue such shares in one or more series and to fix the rights, preferences, privileges, qualifications, limitations and restrictions thereof, including dividend rights and rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without any vote or action by the shareholders. An y Preferred Stock to be issued could rank prior to the Common Stock with respect to dividend rights and rights on liquidation. The Board of Directors, without shareholder approval, may issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of holders of Common Stock and discourage, delay or prevent a change in control of the Company.

CONVERTIBLE NOTES AND WARRANTS

To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with four accredited investors on September 16, 2005 for the sale of (i) up to $ 2,480,00 0 in secured convertible notes, including interest; and (ii) warrants to purchase 6,000,000 shares of our common stock. Pursuant to the Securities Purchase Agreements, we received $1,000,000 on September 16, 2005, $ 500,000 was disbursed within two days of the filing of this Registration Statement, on November 14, 2006 and $500,000 was disbursed on June 6, 2006.

The secured convertible notes mature three years from the date of issuance, and are convertible into our common stock, at the investors' option, at the lower of:

•	$0.10; or
•	50% of the average of the three lowest intraday trading prices for the common stock on a principal market for the 20 trading days before but not including the conversion date.

We have a call option under the terms of the secured convertible notes. The call option provides us with the right to prepay all of the outstanding secured convertible notes at any time, provided we are not in default and our stock is trading at or below $.40 per share. Prepayment of the notes is to be made in cash equal to either (i) 125% of the outstanding principal for prepayments occurring within 30 days following the issue date of the secured convertible notes; (ii) 130% of the outstanding principal and accrued interest for prepayments occurring between 31 and 60 days following the issue date of the secured convertible notes; and (iii) 145% of the outstanding principal and accrued interest for prepayments occurring after the 60th day following the issue date of the secured convertible notes.

Our right to repay the notes is exercisable on not less than ten trading days prior written notice to the holders of the secured convertible notes. For notice purposes, a trading day is any day on which our common stock is traded for any period on the OTC Bulletin Board. Notwithstanding the notice of prepayment, the holders of the secured convertible notes have the right at all times to convert all or any portion of the secured convertible notes prior to payment of the prepayment amount.

We also have a partial call option under the terms of the secured convertible notes. In the event that the average daily price of out common stock for each day of the month ending on the last business day of the month after the issue date is less than $0.06, we have the right to prepay a portion of the outstanding principal equal to 104% of the principal amount divided by 36, plus one month’s interest.

The full principal amount of the secured convertible notes is due upon default under the terms of secured convertible notes. In addition, we have granted the investors a security interest in substantially all of our assets and intellectual property and registration rights. We are liable for breach of any covenant, representation or warranty contained in the Securities Purchase Agreement for a period of two years from the date that the investors distribute the final payment. In the event that we breach any representation or warranty regarding the condition of our company as set forth in the Securities Purchase Agreement, we are liable to pay liquidated damages in shares or cash, at the election of the investors, equal to three percent of the outstanding amount of the secured convertible notes per month plus accrued and unpaid interest. In the event that we breach any covenant as set forth in the Securities Purchase Agreement, including the failure to comply with blue sky laws, timely file all public reports, use the proceeds from the sale of the secured convertible notes in the agreed upon manner, obtain written consent from the investors to negotiate or contract with a party for additional financing, reserve and have authorized the required number of shares of common stock or the maintenance of our shares of common stock on an exchange or automated quotation system, then we are liable to pay liquidated damages in shares or cash, at the election of the investors, equal to three percent of the outstanding amount of the secured convertible notes per month plus accrued and unpaid interest.

In connection with the Securities Purchase Agreement, we executed a Security Agreement and an Intellectual Property Security Agreement in favor of the investors granting them a first priority security interest in all of our goods, inventory, contractual rights and general intangibles, receivables, documents, instruments, chattel paper, and intellectual property. Under the Security Agreement and Intellectual Property Security Agreement, events of default occur upon:

•	The occurrence of an event of default (as defined in the secured convertible notes) under the secured convertible notes;
•	Any representation or warranty we made in the Security Agreement or in the Intellectual Property Security Agreement shall prove to have been incorrect in any material respect when made;
•
The failure by us to observe or perform any of our obligations under the Security Agreement or in the Intellectual Property Security Agreement for ten (10) days after receipt of notice of such failure from the investors; and

•	Any breach of, or default under, the Warrants.

An event of default under the secured convertible notes occurs if we:

•	Fail to pay the principal or interest when due;
•	Do not issue shares of common stock upon receipt of a conversion notice;
•	Fail to file a registration statement within 45days following the Closing date or fail to have the registration statement effective within 105 days;
•	Breach any material covenant or other material term or condition in the secured convertible notes or the Securities Purchase Agreement;
•	Breach any representation or warranty made in the Securities Purchase Agreement or other document executed in connection therewith;
•
Apply for or consent to the appointment of a receiver or trustee for us or any of our subsidiaries or for a substantial part of our of our subsidiaries’ property or business, or such a receiver or trustee shall otherwise be appointed;

•
Have any money judgment, writ or similar process shall be entered or filed against us or any of our subsidiaries or any of our property or other assets for more than $50,000, and shall remain unvacated, unbonded or unstayed for a period of twenty (20) days unless otherwise consented to by the investors;

•
Institute or have instituted against us or any of our subsidiaries any bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors;

•
Fail to maintain the listing of our common stock on one of the OTCBB or an equivalent replacement exchange, the Nasdaq National Market, the Nasdaq SmallCap Market, the New York Stock Exchange, or the American Stock Exchange; or

•	Default under any other secured convertible note issued pursuant to the Securities Purchase Agreement.

Upon occurrence of any event of default under either the Security Agreement or the Intellectual Property Security Agreement, the investors shall have the right to exercise all of the remedies conferred under the Security Agreement, the Intellectual Property and under the secured convertible notes, and the investors shall have all the rights and remedies of a secured party under the Uniform Commercial Code and/or any other applicable law (including the Uniform Commercial Code of any jurisdiction in which any collateral is then located). The investors shall have the following rights and powers:

•
To take possession of the collateral and, for that purpose, enter, with the aid and assistance of any person, any premises where the collateral, or any part thereof, is or may be placed and remove the same, and we shall assemble the collateral and make it available to the investors at places which the investors shall reasonably select, whether at our premises or elsewhere, and make available to the investors, without rent, all of our respective premises and facilities for the purpose of the investors taking possession of, removing or putting the collateral in saleable or disposable form; and

•
To operate our business using the collateral and shall have the right to assign, sell, lease or otherwise dispose of and deliver all or any part of the collateral, at public or private sale or otherwise, either with or without special conditions or stipulations, for cash or on credit or for future delivery, in such parcel or parcels and at such time or times and at such place or places, and upon such terms and conditions as the investors may deem commercially reasonable, all without (except as shall be required by applicable statute and cannot be waived) advertisement or demand upon or notice to us or our right of redemption, which we expressly waived. Upon each such sale, lease, assignment or other transfer of collateral, the investors may, unless prohibited by applicable law which cannot be waived, purchase all or any part of the collateral being sold, free from and discharged of all trusts, claims, right of redemption and equities by us, which we waived and released.

The warrants are exercisable until five years from the date of issuance at a purchase price of $0.75 per share. The selling stockholders will be entitled to exercise the warrants on a cashless basis if the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement. In the event that the selling stockholder exercises the warrants on a cashless basis, then we will not receive any proceeds. In addition, the exercise price of the warrants will be adjusted in the event we issue common stock at a price below market, with the exception of (i) any securities issued as of the date of this warrant, or (ii) the grant or exercise of any stock or options granted or exercised under any employee benefit plan, stock option or restricted stock plan of the Company or (iii) issued in connection with exercise of the Warrants.

Upon the issuance of shares of common stock below the market price, the exercise price of the warrants will be reduced accordingly. The market price is determined by averaging the last reported sale prices for our shares of common stock for the five trading days immediately preceding such issuance as set forth on our principal trading market. The exercise price shall be determined by multiplying the exercise price in effect immediately prior to the dilutive issuance by a fraction. The numerator of the fraction is equal to the sum of the number of shares outstanding immediately prior to the offering plus the quotient of the amount of consideration received by us in connection with the issuance divided by the market price in effect immediately prior to the issuance. The denominator of such issuance shall be equal to the number of shares outstanding after the dilutive issuance.

The conversion price of the secured convertible notes and the exercise price of the warrants may be adjusted in certain circumstances such as if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the selling stockholder's position.

The selling stockholders have contractually agreed to restrict their ability to convert their secured convertible notes or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates in the aggregate after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

Sample Conversion Calculation

The number of shares of common stock issuable upon conversion of the secured convertible notes is determined by dividing that portion of the principal of the notes to be converted and interest, if any, by the conversion price. For example, assuming conversion of the $1,000,000 of secured convertible notes on July 25, 2006, at a conversion price of $0.10, the number of shares issuable upon conversion would be:

$1,000,000/$0.10 = 10,000,000 shares

The following is an example of the amount of shares of our common stock that are issuable, upon conversion of the principal amount of $ 2,480,000 of secured convertible notes, based on market prices 25%, 50% and 75% below the market price as of July 25, 2006 of $.65.

% Below	Price Per	With Discount	Number of Shares	% of Outstanding
Market	Share	at 50%	Issuable	Stock
25%	$.49	$.24	10,174,359	32.15%
50%	$.33	$.33	15,261,538	41.54%
75%	$.16	$.16	30,523,077	58.70%

COMMISSION’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Arizona law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately-negotiated transactions;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, or Regulation S, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions.

We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

PENNY STOCK

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and
•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must

•	obtain financial information and investment experience objectives of the person; and
•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

Name	Beneficial Ownership Before the Offering	Percentage of Common Stock Owned before the Offering	Shares of Common Stock Included in the Prospectus	Beneficial Ownership after the Offering (4)	Percentage of Common Stock Owned after the Offering (4)
AJW Offshore, Ltd (1)	1,071,545 (2)	4.99%*	18,395,158 (3)	-0-	-0-
AJW Qualified Partners, LLC (1)	1,071,545 (2)	4.99%*	11,935,789 (4)	-0-	-0-
AJW Partners, LLC (1)	1,071,545 (2)	4.99%*	4,282,842 (5)	-0-	-0-
New Millennium Capital Partners II, LLC (1)	491,474 (2)	**	491,474 (6)	-0-	-0-
Southridge Partners, L P	150,000	**	150,000	-0-	-0-

* Represents the aggregate maximum number and percentage of shares that  AJW Offshore, Ltd., AJW Qualified Partners, LLC and AJW Partners, LLC can own at one time (and therefore, offer for resale at any one time) due to their 4.99% limitation.

** Less than 1%

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the secured convertible notes is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

(1) The selling stockholders are affiliates of each other because they are under common control. AJW Partners, LLC is a private investment fund that is owned by its investors and managed by SMS Group, LLC. SMS Group, LLC, of which Mr. Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by AJW Partners, LLC. AJW Offshore, Ltd., formerly known as AJW/New Millennium Offshore, Ltd., is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares owned by AJW Offshore, Ltd. AJW Qualified Partners, LLC, formerly known as Pegasus Capital Partners, LLC, is a private investment fund that is owned by its investors and managed by AJW Manager, LLC, of which Corey S. Ribotsky and Lloyd A. Groveman are the fund managers, have voting and investment control over the shares listed below owned by AJW Qualified Partners, LLC. New Millennium Capital Partners II, LLC, is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares owned by New Millennium Capital Partners II, LLC. We have been notified by the selling stockholders that they are not broker-dealers or affiliates of broker-dealers and that they believe they are not required to be broker-dealers.

(2) Includes a good faith estimate of the shares issuable upon conversion of the secured convertible notes and exercise of warrants, based on current market prices. Because the number of shares of common stock issuable upon conversion of the secured convertible notes is dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will be issued upon conversion will fluctuate daily and cannot be determined at this time. Under the terms of the secured convertible notes, if the secured convertible notes had actually been converted on July 10, 2006, the secured convertible notes would have had a conversion price of $.10. The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the secured convertible notes and exercise of the related warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933. However the selling stockholders have contractually agreed to restrict their ability to convert their secured convertible notes or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholders exceeds the number of shares of common stock that the selling stockholders could own beneficially at any given time through their ownership of the secured convertible notes and the warrants. In that regard, the beneficial ownership of the common stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(3) Includes (i) 15,251,158 shares of common stock issuable upon conversion of secured convertible notes, and (ii) 3,144,000 shares of common stock issuable upon exercise of common stock purchase warrants.

(4) Includes (i) 9,895,789 shares of common stock issuable upon conversion of secured convertible notes, and (ii) 2,040,000 shares of common stock issuable upon exercise of common stock purchase warrants.

(5) Includes (i) 3,550,842 shares of common stock issuable upon conversion of secured convertible notes, and (ii) 732,000 shares of common stock issuable upon exercise of common stock purchase warrants.

(6) Includes (i) 407,474 shares of common stock issuable upon conversion of secured convertible notes, and (ii) 84,000 shares of common stock issuable upon exercise of common stock purchase warrants.

(7) Assumes that all securities registered will be sold.

LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

EXPERTS

Most & Company, LLP has audited our balance sheet as of December 31, 2005 and the related consolidated statements of operations, stockholders’ deficit and cash flows for the period from January 28, 2005 (inception) to December 31, 2005 as set forth in their report thereon appearing elsewhere herein.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE

Prior to the reverse merger with USPGT, our former auditors were Hansen, Barnett & Maxwell (“HBM”). HBM audited our pre-merger financial statements for the fiscal years ended December 31, 2004 and 2003. HBM was engaged January 2, 2002 and dismissed November 11, 2005.

Epstein, Weber & Conover, PLC (“Epstein”) were the auditors of USPGT and reported on their financial statements as of June 30, 2005 and for the period from January 28, 2005 (date of inception of USPGT) through June 30, 2005, whose audit report was dated October 27, 2005.

In connection with the reverse merger with USPGT, we formally engaged (as approved by the Board of Directors) Epstein on November 10, 2005, to serve as our new auditors for the post-merger entity, and we subsequently dismissed Epstein on December 12, 2005. Epstein performed no audit or audit-related services for the post merger entity during the period of their engagement, November 10, 2005 through December 12, 2005. Epstein was dismissed prior to completing their review procedures on our interim financial statements for the period ended September 30, 2005.

During the period from November 10, 2005 through December 12, 2005, except as disclosed below, there were no other disagreements with Epstein on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Epstein, would have caused it to make reference to the subject matter of the disagreements in connection with its reports. In addition, there were no reportable events as set forth in Item 304(a)(1)(iv)(B) of Regulation S-B that occurred during the period of their engagement, November 10, 2005 through December 12, 2005, except as disclosed below.

On December 2, 2005, Epstein informed management  that they did not agree with our accounting  and presentation of: (1) sale of intellectual property for a long-term note receivable; (2) common stock warrants issued with debt instruments; (3) accounting for beneficial conversion feature on debt; (4) accounting for the business combination (reverse merger); and (5) restructured debt Epstein also informed us that we have a material weaknesses in our controls over financial reporting, consisting of the need to hire a qualified accountant., which Epstein believes is a reportable condition.

We engaged Most & Company, LLP (“MCO”) on December 12, 2005 to serve as our newly appointed independent public accounting firm for the post-merger entity. During the two years ended December 31, 2004 and through December 12, 2005, neither we nor anyone on our behalf consulted MCO regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the financial statements, nor had MCO provided to us a written report or oral advice regarding such principles or audit opinion. MCO has performed a review of our September 30, 2005 interim financial statements which represented those of the post-merger entity and has audited our financial statements as of December 31, 2005 and for the year then ended.
We believe Epstein's disagreements of accounting and presentations matters indicated above should not be considered disagreements, but as of December 2, unresolved issues. Instead of discussing these matters with us to assist with their resolution, they ceased working on their review and requested payment. This left us no choice but to dismiss them and engage MCO to review our financial statements. MCO had us hire another accountant to assist with the completion of the closing of our books and prepare the financial statements. All five of the issues raised by Epstein, were discussed in detail with MCO and appropriate adjustments were made and reported. Had Epstein read the form 10-QSB, as filed on December 16, 2005, they would have realized that these issues were considered and resolved. Further, had they discussed these issues with MCO's as requested by both telephone and written requests for information on issues, they would have further known the issues were considered.

As to their allegation of significant deficiencies in internal control, we received no formal letter as to significant deficiencies in internal control. The only communication received from Epstein was an email dated December 02, 2005, which included the material weakness (together with a list of open items to be resolved). The email was in response to an email from us requesting the status of their review. This email was then forwarded to the accounting firm assisting with the closing of the books and preparation of the financial statements for the Form 10-QSB. Other than the list of open items that needed to be resolved, the email's only mention of a material weakness relates to the "need to hire a qualified accountant". Neither during nor upon the completion of Epstein's audit of USPGT, which has the same controls and procedures as we do, did Epstein indicate there were any significant deficiencies in internal control.  We had already engaged another accounting firm, who were assisting us with the accounting and preparation of financial statements. Further, Epstein did not make themselves available to discuss the matter.

We discussed in detail with MCO each of the accounting and presentation matters and was advised by MCO that each of the areas of disagreement referred to have been fully addressed and reported by us to the satisfaction of MCO in the Registrant’s Form 10-QSB for quarter ended September 30, 2005.

AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Greens Worldwide Incorporated, filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

Greens Worldwide Incorporated

Page

Balance Sheet as of March 31, 2006	F- 2
Statements of Operations for the Three Months Ended March 31, 2006 and the Period from
January 28, 2005 (inception) to March 31, 2005	F- 3
Statement of Stockholders’ Equity for the Three Months Ended March 31, 2006
Statements of Cash Flows for the Three Months Ended March 31, 2006 and January 28, 2005 (inception) to March 31, 2005	F- 4
Notes to Unaudited Financial Statements	F-5 -F- 7

Report of Independent Registered Public Accounting Firm	F- 8
Balance Sheets at December 31, 2005	F-9
Statements of Operations for the period from January 28, 2005 (dated of Inception) to December 31, 2005	F-10
Statements of Stockholders' Deficit for the Period January 28, 2005 (date of Inception to December 31, 2005	F-11
Statements of Cash Flows for the period from January 28, 2005 (date of Inception) to December 31, 2005	F-12
Notes to Financial Statements	F-13 - F-1 9

Item 1
GREENS WORLDWIDE INCORPORATED AND SUBSIDIARIES
BALANCE SHEET
MARCH 31, 2006
(UNAUDITED)

Assets
Current Assets
Cash	$1,112,760
Accounts receivable	203,390
Note receivable - current portion	25,000
Other current assets	114,185

Total Current Assets	1,455,335

Note receivable	75,000
Intangible assets	124,016
Fixed assets	45,959
Goodwill	4,253,660
Deferred loan costs	98,612
Deposit	13,833

Total Assets	$6,066,415

Liabilities and Stockholders' Equity

Current Liabilities
Accounts payable and accrued expenses	$1,342,561
Accrued compensation	180,000
Deferred revenue	637,841
Current portion of installment notes payable	77,568
Note payable	250,000

Total Current Liabilities	2,487,970

Convertible notes payable	334,893
Installment notes payable	247,620
Loans payable - stockholders	375,518

Total Liabilities	3,446,001

Stockholders' Equity
Preferred stock, par value $10, per share; 5,000,000
shares authorized; none outstanding
Common stock, no par value; 100,000,000 shares
authorized;12,230,998 shares issued and outstanding	10,496,299
Deferred compensation	(203,037)
Accumulated deficit	(7,672,848)

Total Stockholders' Equity	2,620,414

Total Liabilities and Stockholders' Equity	$6,066,415

See notes to consolidated financial statements

GREENS WORLDWIDE INCORPORATED AND SUBSIDIARIES
STATEMENT OF OPERATIONS
THREE MONTHS ENDED MARCH 31, 2006 AND
JANUARY 28, 2005 (INCEPTION) TO MARCH 31, 2005
(UNAUDITED)

	2006	2005

Revenues	$117,609		$-

Operating expenses
Event expenses			168
Compensation	118,174		15,000
General and administrative expenses	5,899,297		16,471
Interest, net	55,281

Total Operating Expenses	6,072,752		31,639

Net Loss	$(5,955,143)		$(31,639)

Basic loss per share	$(0.56)	$	*

Basic weighted average shares outstanding	$10,645,401		$8,440,963

* Less than $0.01, per share

See notes to consolidated financial statements

GREENS WORLDWIDE INCORPORATED and SUBSIDIARY

STATEMENT OF STOCKHOLDERS’ EQUITY
THREE MONTHS ENDED MARCH 31, 2006
(UNAUDITED)

	COMMON	COMMON	DEFERRED	ACCUMULATED
	SHARES	STOCK	COMPENSATION	DEFICIT	TOTAL

Balance - December 31, 2005	10,232,031	$1,403,491	$(133,008)	$(1,717,705)	$(447,222)
Shares and options for consulting fees	475,000	5,366,198			5,366,198
Exercise of warrants	575,000	315,000			315,000
Shares for accounts payable	11,429	24,000			24,000
Shares for compensation	20,000	39,500	(39,500)
Shares for acquisition of Crowley	150,000	447,710			447,710
Shares for acquisition of NEPT	767,538	2,637,780			2,637,780
Warrants for compensation		262,620	(262,620)
Amortization of deferred compensation			232,091		232,091
Net loss				(5,955,143)	(5,955,143)

Balance - March 31, 2006	12,230,998	$10,496,299	$(203,037)	$(7,672,848)	$2,620,414

See notes to the consolidated financial statements

GREENS WORLDWIDE INCORPORATED AND SUBSIDIARIES
STATEMENT OF CASH FLOWS
THREE MONTHS ENDED MARCH 31, 2006 AND
JANUARY 28, 2005 (INCEPTION) TO MARCH 31, 2005
(UNAUDITED)

	2006	2005
Cash flow from operating activities
Net loss	$(5,955,143)	$(31,639)
Adjustments to reconcile net loss to net
cash provided by (used in) operating activities
Stock-based compensation	5,366,198
Amortization and depreciation	377,745
Accrued interest	52,302
Amortization of deferred revenue	(116,659)
Changes in assets and liabilities
Other current assets	(54,088)
Accounts payable and accrued expenses	(79,724)	4,929
Deferred revenue	753,550	7,600

Net cash provided by (used in) operating activities	344,181	(19,110)

Cash flow from investing activities
Acquisition of NEPT (net of common stock
and warrants issued of $2,637,780)	515,216
Acquisition of Crowley (net of common stock
and warrant issued of $447,710)	(75,000)
Purchases of fixed assets	(2,944)
Loan to related party		(18,400)

Net cash provided by (used in) investing activities	437,272	(18,400)

Cash flow from financing activities
Proceeds from exercises of options	315,000
Proceeds from capital contributions		49,450

Net cash provided by financing operations	315,000	49,450

Increase in cash	1,096,453	11,940

Cash, beginning of period	16,307

Cash, end of period	$1,112,760	$11,940

See notes to consolidated financial statements.

GREENS WORLDWIDE INCORPORATED AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)

1.  ORGANIZATION AND OPERATIONS

Organization

On January 28, 2005, American Sports & Golf Acquisitions Tour, Inc. was incorporated in the State of Delaware. On April 1, 2005, the Company changed its name to US Pro Golf Tour, Inc. (Company, USPGT).

Operations

The Company is a vertically integrated sports marketing and management company, engaged in owning and operating professional golf tours, at tournaments throughout the United States, a golf school and supporting companies. Revenues are generated through the sale of player memberships, entry fees to tournaments, local and national sponsorships, pro am team entries, the sale of television commercial units during televised programming of their golf tournaments, titled "54 Holes To Sunday" and from their support companies.

Merger of USPGT and GRWW

On July 11, 2005, Greens Worldwide Incorporated (GRWW) acquired all the outstanding common stock of the Company in exchange for 10,000,000 shares of common stock, of which 2,000,000 shares are being held in escrow until certain minimum revenues and net income requirements are met prior to December 31, 2006. GRWW recorded the issuance of 8,000,000 shares at their fair value of $3,200,000 and the balance of the shares will be recorded when and if earned.

GRWW was incorporated in 1992 and was inactive at the time of the merger.

Subsequent to the acquisition, the former shareholders of USPGT owned approximately 82% of the outstanding shares of the Company's common stock. As a result of the ownership interests of the former shareholders of USPGT, for financial statement reporting purposes, the acquisition was treated as a reverse acquisition, with USPGT deemed the accounting acquirer and GRWW deemed the accounting acquiree. The consolidated financial statements include the operations of GRWW from the date of the merger.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited consolidated financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States for interim financial statements and with the rules and regulations of the Securities and Exchange Commission for Form 10-QSB.  Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.  In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the consolidated financial position, results of operations and cash flows for the interim periods have been included.  These consolidated financial statements should be read in conjunction with the consolidated financial statements of the Company together with the Company’s Plan of Operations in the Company’s Form 10-KSB for the year ended December 31, 2005.  Interim results are not necessarily indicative of the results for a full year.

The consolidated financial statements include the accounts of the Company and its subsidiaries.  All material intercompany balances and transactions have been eliminated.

Going Concern and Management’s Plans

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred operating losses and negative operating cash flow since inception and future losses are anticipated. The Company’s plan of operations, even if successful, may not result in cash flow sufficient to finance and expand its business. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Realization of assets is dependent upon continued operations of the Company, which in turn is dependent upon management’s plans to meet its financing requirements and the success of its future operations. These financial statements do not include any adjustments related to the recoverability and classification of asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period.  Actual results could differ from those estimates.

 New Accounting Pronouncements

Management  does  not  believe  that  any other recently  issued,  but  not  yet effective accounting  pronouncements, if adopted, would have a material effect on the accompanying consolidated financial statements.

3. ACQUISITIONS

Crowley

On March 31, 2006, the Company acquired all the outstanding shares of Crowley and Company Advertising, Inc. (Crowley) in exchange for 150,000 shares of common stock of the Company, $75,000 in cash and a warrant to purchase 100,000 shares of common stock, exercisable at $1.50, per share, through December 31, 2007. The Company will issue an additional 100,000 and 200,000 shares of common stock upon Crowley achieving certain financial milestones for 2006 and 2007, respectively. In addition, the Company shall pay an additional $75,000 upon Crowley achieving certain financial milestones in 2006. Crowley is in the business of advertising, promotion, public relations, etc.

The fair value of the Company’s shares of $330,000 was based upon the actual number of shares issued using the closing trading price of the Company’s common stock on the closing date. The fair value of the Company’s warrants was $117,710 based on a black-scholes model. The aggregate purchase price was $522,710.

The acquisition was recorded on the purchase method by allocating the purchase price over the assets acquired, including intangible assets, and liabilities assumed, based on their estimated fair values at the acquisition date. The excess of the purchase price over the net of amounts assigned to the assets acquired and the liabilities assumed was recorded as goodwill. The purchase price has been allocated to the assets and liabilities as follows:

Accounts receivable	$33,337
Fixed assets	1,751
Goodwill	976,453
Other asset	500
Accounts payable and accrued expenses	(120,387)
Notes payable - stockholders	(121,324)
Installment notes payable	(247,620)

Total purchase price	$522,710

NEPT

On March 31, 2006, the Company acquired all the outstanding shares of New England Pro Tour, Inc. (NEPT) in exchange for 767,538 shares of the Company's common stock with $250,000 in value of such shares of common stock will be held until an audit of NEPT is completed. In addition, the sellers received five warrants to purchase 200,000 shares each, exercisable at $1, $1.50, $2, $3, and $4, per share, through December 31, 2006, 2007, 2008, 2009 and 2010, respectively.

The fair value of the Company’s shares of $1,450,000 was based upon the actual number of shares issued using the average closing trading price of the Company’s common stock during a five day trading period prior to the closing. The fair value of the Company’s warrants of $1,187,780 was based on a black-scholes model. The aggregate purchase price was $2,637,780, including cash acquired of $515,216.

The acquisition was recorded on the purchase method by allocating the purchase price over the assets acquired, including intangible assets, and liabilities assumed, based on their estimated fair values at the acquisition date. The excess of the purchase price over the net of amounts assigned to the assets acquired and the liabilities assumed was recorded as goodwill. The purchase price has been allocated to the assets and liabilities as follows:

Cash	$515,216
Accounts receivable	170,053
Other current assets	6,112
Fixed assets	4,151
Goodwill	3,277,207
Accounts payable and accrued expenses	(1,080,765)
Notes payable - stockholders	(254,194)

$2,637,780

Operations of the acquired companies have been included in operations from the date of acquisitions.

Pro Forma Results

The following unaudited pro forma financial information presents the combined results of operations of the Company, Crowley and NEPT for the three months ended March 31, 2006 and January 28, 2005 (inception) to December 31, 2005, as if the acquisitions had occurred on January 28, 2005. The unaudited pro forma financial information is not intended to represent or be indicative of the Company’s consolidated results of operations that would have been reported had the acquisitions been completed as if the acquisitions had occurred on January 28, 2005 and should not be taken as indicative of the Company’s future consolidated results of operations.

	2006	2005

Revenues	$283,724	$2,000,279

Net loss	$(6,022,017)	$(1,771,763)

Basic loss per share	$(0.52)	$(0.17)

4.
STOCKHOLDERS’ EQUITY

For the quarter ended March 31, 2006, the Company issued an aggregate of 495,000 shares of common stock and options to purchase 3,175,000 shares of common stock to consultants and employees for services valued at $5,668,318. The options are exercisable between $0.40 and $2.00, per share, through December 31, 2007.

For the quarter ended March 31, 2006, options were exercised to purchase 575,000 shares of common stock for $315,000.

5.
SUBSEQUENT EVENTS

Still Moving, Inc.

In April, 2006, GRWW acquired all of the outstanding shares of Still Moving, Inc. for 62,500 shares of the Company’s common stock valued at $150,000. Still Moving is in the business of television production.

Sponsorship and Advertising

On May 1, 2006, the Company entered into a non-exclusive sponsorship agreement with a media company under which up to $20,000,000 of the Company's sponsorship programs will be included in media packages sold to the sponsor's clients in exchange for restricted shares of the sponsor's clients. Upon the sales of $5,000,000 of sponsorship packages by December 31, 2006, the agreement will become exclusive for 2007.

In connection with the sponsorship agreement, the Company purchased $3,000,000 of nationally syndicated newspaper features and/or radio features in exchange for $1,000,000 in shares of common stock of the Company, based on the prices of the last five days prior to issuance. The number of shares shall be determined at an 80% market value discount. If at any time during the service period the market value of these shares drops to $750,000 or less, all work shall cease until the Company makes up the difference in cash or additional shares to the market price of the $1,000,000 within 30 days.

Equipment

Subsequent to March 31, 2006, the Company purchased $194,000 and $97,000 of event equipment.

Stockholders' Equity

Subsequent to March 31, 2006, options under the Plan were exercised to purchase 700,000 shares of common stock of the Company for $520,000.

Subsequent to March 31, 2006, the Company issued an aggregate of 205,000 shares of common stock for services valued at $356,000.

Acquisition of Worldwide Marketing and Media Group, Inc.

In May 2006, the Company entered into a definitive agreement to acquire all the outstanding shares of Worldwide Marketing and Media Group, LLC (WWMMG) in exchange for $1,260,000 in shares of common stock of the Company (based on the ten trading days average closing price prior to closing), $290,0000 in cash at closing and $100,0000 in cash on December 31, 2006 and warrants to purchase 200,000, 200,000 and 200,000 shares of common stock, exercisable at $.75, $1.50 and $2.00, per share, through December 31, 2006, 2007 and 2008, respectively. The Company will issue up to an additional $1,500,000 in shares of common stock of the Company and $100,000 in cash upon WWMMG achieving certain financial milestones through 2010. WWMMG is the business of marketing, advertising, public relations, multimedia production, graphic design and strategic planning.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Greens Worldwide Incorporated
Hertford, North Carolina

We have audited the accompanying consolidated balance sheet of Greens Worldwide Incorporated and subsidiary as of December 31, 2005 and the related consolidated statements of operations, stockholders’ deficit and cash flows for the period from January 28, 2005 (inception) to December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Greens Worldwide Incorporated as of December 31, 2005 and the results of its operations and its cash flows for the period from January 28, 2005 (inception) to December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has negative net worth, and has incurred operating losses and negative operating cash flow since inception and future losses are anticipated. The Company’s plan of operations, even if successful, may not result in cash flow sufficient to finance and expand its business which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Most & Company, LLP

New York, New York Most & Company, LLP
March 20, 2006 (March 31, as to Note 16)

 GREENS WORLDWIDE INCORPORATED
AND SUBSIDIARY

Consolidated Balance Sheet
December 31, 2005

ASSETS

Current Assets
Cash	$16,307
Note receivable - current portion	25,000
Other current assets	53,985

Total Current Assets	95,292

Note receivable	75,000
Intangible assets	132,408
Fixed assets	39,375
Deferred loan costs	108,612
Deposit	13,333

Total Assets	$464,020

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities
Accounts payable and accrued expenses	$322,701
Accrued compensation	180,000
Deferred revenue	950
Note payable	250,000

Total Current Liabilities	753,651

Convertible notes payable	157,591

Total Liabilities	911,242

Stockholders' Deficit
Preferred stock, par value $10, per share; 5,000,000 shares
authorized; none issued
Common stock, no par value; 50,000,000 shares authorized;
10,232,031 shares issued and outstanding	1,403,491
Deferred compensation	(133,008)
Accumulated deficit	(1,717,705)

Total Stockholders' Deficit	(447,222)

Total Liabilities and Stockholders' Deficit	$464,020

See notes to consolidated financial statements.

GREENS WORLDWIDE INCORPORATED
AND SUBSIDIARY

Consolidated Statement of Operations
January 28, 2005 (inception) to December 31, 2005

Revenues	$99,384

Operating Expenses
Event expenses	618,383
Compensation	597,000
Selling, general and administrative expenses	398,962
Gain on sale of assets	(86,676)
Interest, net	289,420

Total Operating Expenses	1,817,089

Net Loss	$(1,717,705)

Basic and diluted loss per share	$(.18)

Basic and diluted weighted average number of
shares outstanding	9,414,575

See notes to consolidated financial statements.

GREENS WORLDWIDE INCORPORATED
AND SUBSIDIARY

Consolidated Statement of
Stockholders' Deficit
January 28 (inception) to December 31, 2005

	COMMON	COMMON	DEFERRED	ACCUMULATED
	SHARES	STOCK	COMPENSATION	DEFICIT	TOTAL

Capital contributions (1)		$49,450			$49,450
Purchase of assets (1)		27,437			27,437
Shares for acquisition	8,000,000	3,200,000			3,200,000
Adjustment on reverse
acquisition	732,031	(4,152,086)			(4,152,086)
Warrants on notes payable		51,680			51,680
Shares for settlement of debt	1,000,000	400,000			400,000
Shares and warrants for a
sponsorship	100,000	152,010	(152,010)
Amortization of deferred
compensation			19,002		19,002
Warrants and beneficial
conversion		1,500,000			1,500,000
Shares for acquisition	100,000	70,000			70,000
Stock based compensation	300,000	105,000			105,000
Net loss	-	-	-	(1,717,705)	(1,717,705)

Balance - December 31, 2005	10,232,031	$1,403,491	$(133,008)	$(1,717,705)	$(447,222)

(1) On US Pro Golf Tour, Inc. prior to acquisition

See notes to the consolidated financial statements.

GREENS WORLDWIDE INCORPORATED
AND SUBSIDIARY

Consolidated Statement of Cash Flows
January 28, 2005 (Inception) to December 31, 2005

Cash flow from operating activities
Net loss	$(1,717,705)
Adjustments to reconcile net loss
to cash used in operating activities
Amortization and depreciation	217,153
Stock based compensation	105,000
Accrued interest	53,424
Gain on sale of assets	(86,676)
Changes in assets and liabilities
Other current assets	(52,985)
Accounts payable and accrued expenses	136,706
Accrued compensation	180,000
Deferred revenue	950

Cash used in operating activities	(1,164,133)

Cash flow from investing activities
Purchase of intangibles	(72,000)
Purchases of fixed assets	(62,010)

Cash used by investing activities	(134,010)

Cash flow from financing activities
Proceeds from convertible notes payable (net of financing costs of $135,000)	1,365,000
Proceeds from note payable	165,000
Proceeds from sales of common stock	49,450
Payments of note payable	(265,000)

Cash provided by financing operations	1,314,450

Increase in cash and cash at end of year	$16,307

Supplemental Cash Flow Information
Cash paid for interest	$46,180

Noncash Transactions
Acquisition of USPGT	$3,200,000
Acquisition of Break Thru	$70,000
Sale of assets	$100,000

See notes to consolidated financial statements.

GREENS WORLDWIDE INCORPORATED
AND SUBSIDIARY

Notes to Consolidated Financial Statements

1.   ORGANIZATION AND OPERATIONS

Organization

On January 28, 2005, American Sports & Golf Acquisitions Tour, Inc. was incorporated in the state of Delaware. On April 1, 2005, the Company changed its name to US Pro Golf Tour, Inc. (Company, USPGT).

Operations

The Company promotes the golf industry through the production and management of golf tournaments. The Company currently operates a professional golf tour at tournaments throughout the United States. Revenues are generated through the sale of player tour cards, memberships, entry fees for tournaments, local and national sponsorships, and the sale of television commercial units during its televised program, "54 Holes to Sunday".

Purchase of Assets

On February 28, 2005, the Company acquired certain assets and assumed certain liabilities from a related party, under common control with the Company. The Company acquired equipment, other assets and contracts of $29,596 in exchange for $18,250 cash, assumption of liabilities of $38,783 and the issuance of 150 shares of common stock of USPGT.  As the transaction was between entities under common control, the acquisition was recorded at the historical cost of the seller with the negative book value of the assets, net of liabilities assumed, of $27,437, as a charge to common stock

Merger of USPGT and GRWW

On July 11, 2005, Greens Worldwide Incorporated (GRWW) acquired all the outstanding common stock of the Company in exchange for 10,000,000 shares of common stock, of which 2,000,000 are being held in escrow until certain minimum revenues and net income requirements are met prior to December 31, 2006. GRWW recorded the issuance of 8,000,000 shares at their fair value of $3,200,000.

GRWW was incorporated in 1992 and was inactive at the time of the merger.

Subsequent to the acquisition, the former shareholders of USPGT owned approximately 82% of the outstanding shares of the Company's common stock. As a result of the ownership interests of the former shareholders of USPGT, for financial statement reporting purposes, the acquisition was recorded as a reverse acquisition, with USPGT being deemed the accounting acquirer and GRWW being deemed the accounting acquiree. The consolidated financial statements include the operations of GRWW from the date of the acquisition.

Purchase of Break Thru Media, Inc.

On October 31, 2005, GRWW acquired all the assets of Break Thru Media, Inc. (Break Thru) in exchange for 100,000 shares of common stock of the Company, plus 8% of gross revenues of Break Thru for sales of CD Rom products commencing in 2006 for a period of five years. Break Thru is engaged in the business of marketing, designing and producing interactive CD Rom products for sports and corporate clients. The acquisition was recorded under the purchase method at the fair value of the common stock issued of $70,000 and the purchase price was allocated to the assets as follows:

Website	$5,000
Tradename, trademarks, etc	15,000
Other intangible assets	50,000
$70,000

In addition, the Company entered into an employment agreement with the seller requiring an annual salary of $48,000, against future royalties, and benefits similar to other officers of the Company.

On January 24, 2006, the Company incorporated a wholly owned subsidiary, Break Thru Media, Inc., in Nevada, and transferred all the assets acquired to the subsidiary.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidated Financial Statements

The accompanying consolidated financial statements included all the accounts of GRWW and its wholly-owned subsidiary, USPGT. The operations of USPGT have been included since inception and GRWW have been included since the merger.

All intercompany transactions have been eliminated.

Going Concern and Management’s Plans

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred operating losses and negative operating cash flow since inception and future losses are anticipated. The Company’s plan of operations, even if successful, may not result in cash flow sufficient to finance and expand its business. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Realization of assets is dependent upon continued operations of the Company, which in turn is dependent upon management’s plans to meet its financing requirements and the success of its future operations. These financial statements do not include any adjustments related to the recoverability and classification of asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

Although, management's plans include the private equity arrangement (Note 14), there can be no assurance that management will be successful in raising funds from the private equity arrangement, any other source debt or equity funding nor from the generation of revenues.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reporting amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Marketable Securities

Marketable securities have been recorded at cost. Unrealized losses, if any, are reported as a separate component of stockholders' deficit as accumulated other comprehensive income until realized.

Fixed Assets

Fixed assets have been capitalized and are being depreciated on the straight-line method over the estimated useful lives of the fixed assets of three to five years.

Intangible Assets

Intangible assets with indefinite lives are not being amortized. Intangible assets with definitive lives are being amortized over their estimated useful lives.

Impairment

The carrying values of the intangible and fixed assets are evaluated whenever changes in circumstances indicate the carrying amount of such assets may not be recoverable. If necessary, the Company recognizes an impairment loss for the difference between the carrying amount of the assets and their estimated fair value. Fair value is based on current and anticipated future undiscounted cash flows. As of December 31, 2005, no impairment has incurred.

Income Taxes

Deferred income taxes have been provided for temporary differences between financial statement and income tax reporting under the liability method, using expected tax rates and laws that are expected to be in effect when the differences are expected to reverse. A valuation allowance is provided when realization is not considered more likely than not.

Financial Instruments

The Company considers the carrying amounts of financial instruments, including cash, notes receivable, accounts payable and accrued expenses and note payable to approximate their fair values because of their relatively short maturities.

Revenue Recognition

Revenue is recorded when an arrangement exists, the sales price is fixed or determinable and collection is reasonably assured. Sponsorship fees are recognized over the period of the sponsorship. Tour card fees and memberships, which are nonrefundable, are amortized over the tour (calendar) year. Tournament entry fees are recognized when the tournament occurs.

Stock based Compensation

Compensation costs for stock, warrants and options issued to employees and nonemployees are based on the fair value method. The values of stock warrants are calculated using a Black - Scholes Model.

Loss per Share

Basic loss per share is computed by dividing net loss by the basic weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted average number of shares of dilutive common stock outstanding during the period, which excludes 6,300,000 shares of common stock issuable under warrants and 24,800,000 shares of common stock issuable under the conversion feature of the convertible notes payable, and was not presented as it was anti-dilutive.

New Accounting Pronouncements

The Financial Accountings Standards Board has issued FASB Statement No. 154, "Accounting Changes and Error Corrections", which changes the requirements for the accounting for and reporting accounting changes and error corrections for both annual and interim financial statements, effective for 2006 financial statements. The Company has not determined what the effect, if any, will be on the Company's financial statements.

Management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying consolidated financial statements.

3.   MARKETABLE SECURITIES

As of December 31, 2005 marketable securities were classified as available-for-sale, as follows:

	Cost	Market Value (a)

Public company (500,000 shares)	None	$150,000

(a) closing price as of December 31, 2005

4.   INTANGIBLE ASSETS

As of December 31, 2005, intangible assets consisted of:

	Estimated		Accumulated
	Useful Lives	Cost	Amortization

Websites	5 years	$77,000	$5,050
Tradenames, Trademarks, etc.	10 years	15,000	375
Other intangible assets	3 years	50,000	4,167

		$142,000	$9,592

On September 8, 2005, the Company entered into a website development and hosting agreement through December 31, 2007 in exchange for $72,000 for website development, payable $6,000, per month, commencing in September 2005, and $300, per month, for hosting services for 24 months.

For the period January 28, 2005 (Inception) through December 31, 2005, amortization expense of intangible assets was $9,592.

Total estimated annual amortization expense for the years ending 2006 through 2010 is as follows:

2006	$33,567
2007	33,567
2008	29,399
2009	16,900
2010	11,850

$125,283

5.   FIXED ASSETS

As of December 31, 2005, fixed assets consisted of:

Cost

Event equipment	$30,000
Automobile (a)	9,675
Office equipment	6,485

46,160

Less accumulated depreciation	6,785

$39,375

(a) In December 2005, the Company acquired the automobile from an officer.

For the period January 28, 2005 (Inception) through December 31, 2005, depreciation expense was $5,785.

6.   CONVERTIBLE NOTES PAYABLE

As of December 31, 2005, convertible notes payable consisted of:

Notes payable		$1,500,000
Accrued interest		53,424
Discount	$1,500,000
Accumulated amortization of discount	(104,167)	(1,395,833)

		$157,591

On September 16, 2005, the Company entered into an agreement to borrow an aggregate of $2,480,000 payable September 16, 2008, including interest at 15%, per annum. The notes are collateralized (Note 16) by certain intellectual property and equipment and guaranteed by an officer of the Company. The notes are convertible into common stock at the lesser of the trading price, as defined, or $.10, per share, and callable if the Company's outstanding shares are trading at less than $.40, per share, as defined.

In addition, the Company issued warrants to purchase 6,000,000 shares of the Company's common stock, exercisable at $0.75, per share, through June 2010.

On September 16, 2005 and on November 16, 2005, the Company borrowed $1,000,000, and $500,000, respectively, under the agreement. The Company can borrow an additional $500,000 upon an effective registration statement filed by the Company with the Securities and Exchange Commission and the balance of $480,000 is for the accrual of interest.

The fair value of both a beneficial conversion feature and the warrants was $1,500,000, which has been recorded as a note payable discount and is being amortized over the term of the note.

7.   COMMITMENTS AND CONTINGENCIES

Commitments

On December 31, 2005, the Company was committed for legal services of $17,000, payable in either cash or stock.

The Golf Channel

As of December 31, 2005, under a television distribution agreement, the Company is committed for the purchase of commercial inventory in exchange for $246,667.

Employment Agreements

On September 9, 2005, the Company entered into employment agreements with three officers through September 2010.  The agreements provide for aggregate annual salaries of $330,000, increasing to $432,000 on January 1, 2006 and 10% each year thereafter. The agreements also provide for discretionary bonuses and participation in all of the Company's compensation plans, if established. If employment is terminated, as defined, the employees may be entitled to a payment equal to one years' compensation.

In addition, an officer received 300,000 shares of common stock of the Company, which were valued at $105,000.

In December 2205, an officer returned 3,415,520 shares of common stock to the Company originally issued in September 2005 and valued at $1,195,432.

Marketing Agreement

The Company is committed under an agreement for a marketing and sponsorship program through August 31, 2008 for $10,000, per month, against a 20% commission on sales of sponsorships and television media inventory.  Also, the Company issued 100,000 shares of common stock for the creation of an overall strategic marketing plan. In addition, the Company issued warrants to purchase 400,000 shares of common stock, as follows:  100,000 shares exercisable at $0.35, per share, through August 30, 2005; 100,000 shares, exercisable at $0.50, per share, through October 31, 2005; 100,000 shares, exercisable at $0.75, per share, through December 31, 2005; and 100,000 shares, exercisable at $1.00, per share, through June 30, 2006.  All unexercised warrants will be voided if the agreement is terminated prior to June 30, 2006.

The shares and warrants were valued at $152,010, their fair value, and recorded as deferred compensation, classified as a reduction of stockholders' deficit, and are being amortized over the term of the agreement.

Through December 31, 2005, warrants to purchase 300,000 shares of common stock expired without exercise.

8.  RESERVED SHARES
As of December 31, 2005, the Company reserved the following shares for future use.

Convertible notes payable	24,800,000
Warrants	6,300,000
Acquisition of USPGT	2,000,000

33,100,000

9.  INCOME TAXES

The Company and GRWW file a consolidated Federal income tax return. As of December 31, 2005, the Company has net operating loss (NOL) carryforwards of approximately $7,300,000 to reduce future Federal taxable income through 2025. Through July 2005, the Company had ownership changes, as defined by the Internal Revenue Service, which may subject the NOL's to annual limitations which could reduce or defer the use of the NOL's to approximately $1,540,000.

As of December 31, 2005, realization of the Company’s net deferred tax assets of $2,830,000 was not considered more likely than not and, accordingly, a valuation allowance of $2,830,000 has been provided. During the year ended December 31, 2005, the valuation allowance increased by $653,000.

As of December 31, 2005, deferred tax assets (liabilities) consisted of the following:

Net operating loss	$2,764,000
Deferred compensation	69,000
Other	(3,000)

2,830,000

Valuation allowance	(2,830,000)

NONE

For the period from January 28, 2005 (inception) to December 31, 2005, deferred tax expense was:

Net operating loss	$587,000
Deferred compensation	69,000
Other	(3,000)

653,000

Valuation allowance	(653,000)

NONE

As of December 31, 2005, the provision for income taxes differs from the amount computed by applying the statutory Federal income tax rate to income before the provision for income taxes, as follows:

Federal income tax, at statutory rate	$(584,000)
State income tax, net of federal benefit	(69,000)
Change in valuation allowance	653,000

Income taxes, as recorded	NONE

10.   SPONSORSHIPS

On August 22, 2005, the Company entered into a sponsorship agreement through December 31, 2005 in exchange for a note receivable of $400,000, payable in August 2007, with interest at 6%, per annum.

On September 30, 2005, the Company entered into a sponsorship agreement through December 31, 2005 in exchange for 500,000 shares of the sponsor's common stock.  The shares were valued at zero, their fair value. In addition, the Company was required to purchase certain equipment for $30,000.

As all the revenue recognition criteria were not met, neither of the sponsorship revenue was recorded.

11.   SALE OF ASSETS

On August 22, 2005, the Company agreed to sell certain assets acquired in February 2005 for a note receivable of $100,000, plus 8% of the gross revenues to be earned by the purchaser through December 31, 2015.  The note is payable in annual installments of $25,000 commencing August 31, 2006, with interest at 6%, per annum, payable annually, commencing March 31, 2006 and is convertible into common stock of the issuer, as defined.

12.   PAYMENT OF NOTE PAYABLE

In July 2005, the Company borrowed $165,000 from a finance company, payable on November 8, 2005, with interest at 8%, per annum, and convertible into shares of common stock. In addition, the Company issued warrants to purchase 200,000 shares of the Company's common stock, exercisable at $.40, per share, through July 2010. The warrants were valued at $51,680 and charged to note discount. The Company incurred a financing fee of $15,000 in connection with the borrowing.

In November 2005, the note and accrued interest thereon were repaid.

13.   SETTLEMENT OF DEBT

In July 2005, prior to the merger, GRWW settled a note payable to a related party of $2,617,013 in exchange for $100,000 in cash,  a note of $250,000 and 1,000,000 shares of common stock. The note is payable on June 20, 2006, with interest at 18%, per annum.

14.   FUNDING ARRANGEMENT

On November 18, 2005, as amended, the Company entered into a private equity credit agreement, with Brittany Capital Management Limited to sell up to $50,000,000 of the Company's common stock over 60 months commencing from the date of an effective registration statement filed with the Securities and Exchange Commission. The purchase price shall be the market price, as defined, less a 7% discount.

15.   2006 NON-STATUTORY STOCK OPTION PLAN

On January 21, 2006, the Board of Directors, subject to approval by the stockholders of the Company, adopted the 2006 Non-Statutory Stock Option Plan (Plan) under which the Company may grant non-statutory options to purchase up to 3,000,000 unissued or reacquired shares of common stock of the Company to employees, officers, directors attorneys, consultants or other advisers of the Company or affiliated companies. The purchase price of each share shall not be less than twenty (20%) percent of the fair market value of such share on the date the granted. Options terms shall be no greater than ten years from the date of grant and shall terminate: (1) upon termination of employment for cause; (2) twelve months from the date of termination employment for without cause.

The Plan shall be administered by the Board of Directors or the Compensation Committee, when appointed.   This Plan shall expire on January 20, 2016, except as to options then outstanding, which shall remain in effect until they have expired or been exercised.

16.   SUBSEQUENT EVENTS

Litigation

On February 22, 2006, a lawsuit was commenced against the Company, three directors/officers and others in regard to a certain business transaction that occurred in 2003 regarding a lease of land. The plaintiffs are claiming breaches of directors and officers fiduciary duties, negligence, fraud, unjust enrichment, civil conspiracy, et al for $10,000, plus compensatory, exemplary, consequential and emotional damages and other relief, plus plaintiff's share of profit from the transaction.

Management believes the matter is without merit and is unable to estimate the possible loss, if any, the Company may incur as a result of this matter.

Common Stock

On February 20, 2006, the Company issued 11,429 shares of common stock as payment of an accounts payable of $24,000.

On March 31, 2006, the stockholders authorized an increase in authorized shares of common stock from 50,000,000 to 100,000,000, subject to stockholder approval.

In March 2006, the Company reserved 3,415,520 unissued shares of common stock of the Company, in escrow, as substitute collateral under the convertible notes payable.

Subsequent to December 31, 2005, the Company entered into various consulting agreements in exchange for an aggregate of 495,000 shares of common stock and options to purchase an aggregate of 3,175,000 shares of common stock exercisable at amounts ranging from $.40 to $2, per share, through December 31, 2007. Through March 31, 2006, options to purchase an aggregate of 575,000 shares of common stock have been exercised for gross proceeds of $315,000.

Television Distribution Agreement

On March 22, 2006, the Company entered into a television distribution agreement under which the Company will purchase a television inventory for a ten episode series to be produced by the Company in exchange for a distribution fee of $480,000, payable in varying amounts through November 27, 2006. The Company was also granted an option to renew for 2007 at an increase in the distributing fees of 5%.

Acquisitions

On March 31, 2006 the Company acquired all the outstanding shares of Crowley and Company Advertising, Inc. in exchange for 150,000 shares of common stock of the Company, $75,000 in cash and a warrant to purchase 100,000 shares of common stock, at $1.50, per share, through December 31, 2007. The Company will issue an additional 100,000 and 200,000 shares of common stock upon Crowley achieving certain financial milestones for 2006 and 2007, respectively. In addition, the Company shall pay an additional $75,000 upon Crowley achieving certain financial milestones in 2006. Crowley is the business of advertising, promotion, public relations, etc.
On March 31, 2006, the Company acquired all the outstanding shares of New England Pro Tour, Inc. (NEPT) in exchange for $1,450,000, payable in shares of the Company's common stock based on the average trading price for the five days prior to closing. $250,000 in value of shares of common stock will be held until an audit of NEPT is completed. In addition, the sellers will receive five warrants to purchase 200,000 shares each, exercisable at $1, $1.50, $2, $3, and $4, per share, through December 31, 2006, 2007, 2008, 2009 and 2010, respectively.

On March 29, 2006, the Company entered into a definitive agreement to acquire all the outstanding shares of North American Football League, Inc. (NAFL) in exchange for $500,000, payable in shares of the Company's common stock based on the average trading price for the 30 days prior to closing. In addition, the sellers will receive five warrants to purchase 100,000 shares of common stock each, exercisable at $1, $2, $3, $4 and $5, per share, through December 31, 2006, 2007, 2008, 2009 and 2010, respectively. Further, the seller will also receive $500,000, per year, through 2012, payable in shares of common stock, if certain annual revenues and earnings are achieved. NAFL is an adult amateur minor league football system.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Arizona law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our right and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in its Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:
NATURE OF EXPENSE AMOUNT

SEC Registration fee	$3,098 .92
Accounting fees and expenses	10,000 .00	*
Legal fees and expenses	50,000 .00	*
Miscellaneous	2,901 .08	*
TOTAL	$66,000 .00	*

* Estimated.

ITEM 27. EXHIBITS.

The following exhibits are included as part of this Form SB-2. References to "the Company" in this Exhibit List mean Greens Worldwide, Inc., an Arizona corporation.

  Exhibit No.                Description

3.1	Articles of Incorporation of Red Rock Collection Incorporated (1)
3.2	Articles of Amendment of Red Rock Collection Incorporated (1)
3.3	Statement of Change of Statutory Agent and Appointment of New Statutory Agent of Sedona Worldwide Incorporated. (1)
3.4	Articles of Amendment of Sedona Worldwide Incorporated dated October 9, 1998(1)
3.5	Articles of Amendment of Sedona Worldwide Incorporated dated August 7, 2002 (2)
3.6	Bylaws of Red Rock Collection Incorporated (1)
3.7	Articles of Amendment to the Articles of Incorporation of Greens Worldwide Incorporated (filed herewith).
4.1	Securities Purchase Agreement dated September 16, 2005 (3)
4.2	Sichenzia Ross Friedman Ference LLP Opinion (2)
10.1	The Greens of Las Vegas, Inc. Memorandum of Understanding (4)
10.2	Asset Purchase Agreement between Greens Worldwide Incorporated and The Greens of Las Vegas, Inc. (4)
10.3	Agreement for the Exchange of Common Stock (5)
10.4	Asset Purchase Agreement between the Company and US Pro Golf League, Inc. dated August 24, 2005 (6)
10.5	6% Convertible Note dated September 8, 2005 due August 31, 2009 (6)
10.6	Memorandum of Agreement with Digital Imaging Resources, Inc. dated September 30, 2005 (7)
10.7	Employment Agreement between the Company and Thomas Kidd (2)
10.8	Employment Agreement between the Company and Vera Harrell (2)
10.9	Employment Agreement between the Company and Robert A. Marshburn (2)
10.10	Employment Agreement between the Company and William Conwell (8)
10.11	Asset Purchase Agreement between the Company and Breakthru Media, Inc. dated October 31, 2005 (9)
10.12	Agreement for the Exchange of Common Stock between the Company and Crowley and Company Advertising (10)
10.13	Agreement for the Exchange of Common Stock between the Company and New England Pro Tour dated March 13, 2006 (11)
10.14	Agreement for the Exchange of Common Stock between the Company and North America Football League, Inc. and the shareholders of NAFL dated March 28, 20006.(12)
10.14	Agreement for the Exchange of Common Stock among the Company and Still Moving, Inc. and Richard W. Hall, Jr. dated April 5, 2006. (13)
10.15	Agreement for the Exchange of Membership Interests among the Company, Worldwide Marketing and Media Group, LLC, Todd Gershwin and Edward Manetta dated May 12, 2006. (14)
14	Code of Ethics (filed herewith)
16	Letter dated December 22, 2005 from Epstein, Weber & Conover, PLC (15)
23.1	Consent of Sichenzia Ross Friedman Ference LLP(2)
23.2	Consent of Most & Company, LLP (filed herewith)
(1) Incorporated by reference to the Company’s Form 10SB12G filed with the SEC on November 4, 1998.
(2) Incorporated by reference to the Company’s Registration Statement on SB-2 filed on November 14, 2005.
(3) Incorporated by reference to the Company’s   Current Report on Form 8-K of the filed with the SEC on September 27, 2005.
(4) Incorporated by reference to the Company’s Current Report on Form 8-K of the filed with the SEC on August 14, 2002.
(5) Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on July 12, 2005.
(6) Incorporated by reference to the Company’s Current Report on Form 8-K of the filed with the SEC on September 29, 2005.
(7) Incorporated by reference to the Company’s Current Report on Form 8-K of the filed with the SEC on October 3, 2005.
(8) Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on July 10, 2006.
(9) Incorporated by reference to the Company’s Current Report on Form 8-K of the filed with the SEC on November 4, 2005.
(10) Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on March 10, 2006.
(11) Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on March 17, 2006.
(12) Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on March 28, 2006.
(13) Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on April 10, 2006.
(14) Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on May 18, 2006.
(15) Incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on January 11, 2006

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:
(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");
(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and
(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(4) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A , shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, Greens Worldwide Incorporated certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of North Carolina on the 26th day of July 2006.

GREENS WORLDWIDE INCORPORATED

By:	/s/ R. Thomas Kiddd
R. Thomas Kid d
President, Chief Executive Officer Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints R. Thomas Kidd his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statements pursuant to Rule 462 of the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement t has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
By: /s/ William Conwell	Chief Operating Officer	July 26, 2006
William Conwell

By: /s/ Vera L. Harrell	Secretary and Director	July 26, 2006
Vera L. Harrell

By: /s/ Robert Marshburn	Director	July 26, 2006
Robert Marshburn